Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154311

PROSPECTUS SUPPLEMENT NO. 25

SOUTHPEAK INTERACTIVE CORPORATION
14,556,333  Shares of Common Stock
6,151,399 Class Y Warrants

This prospectus supplement no. 25 supplements our prospectus dated April 3, 2009, as supplemented by prospectus supplement no. 1 dated May 15, 2009, prospectus supplement no. 2 dated June 19, 2009, prospectus supplement no. 3 dated July 22, 2009, prospectus supplement no. 4 dated August 6, 2009, prospectus supplement no. 5 dated August 21, 2009, prospectus supplement no. 6 dated September 11, 2009, prospectus supplement no. 7 dated October 14, 2009, prospectus supplement no. 8 dated November 13, 2009, prospectus supplement no. 9 dated November 23, 2009, prospectus supplement no. 10 dated February 17, 2010, prospectus supplement no. 11 dated February 22, 2010, prospectus supplement no. 12 dated February 22, 2010, prospectus supplement no. 13 dated April 6, 2010, prospectus supplement no. 14 dated May 7, 2010, prospectus supplement no. 15 dated May 19, 2010, prospectus supplement no. 16 dated May 20, 2010, prospectus supplement no. 17 dated July 20, 2010, prospectus supplement no. 18 dated July 23, 2010, prospectus supplement no. 19 dated August 23, 2010, prospectus supplement no. 20 dated September 7, 2010, prospectus supplement no. 21 dated September 29, 2010, prospectus supplement no. 22, dated October 15, 2010, prospectus supplement no. 23, dated November 19, 2010, and prospectus supplement no. 24, dated November 23, 2010, that relates to the offer and sale of 14,556,333 shares of common stock and 6,151,399 class Y warrants that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock or warrants covered by the prospectus. To the extent that the holders exercise, for cash, the class Y warrants registered for resale under this prospectus, we would receive the proceeds from such exercises and intent to use such proceeds for working capital and other general corporate purposes. The class Y warrants have an exercise price of $1.50 per share, subject to adjustment, and expire on May 31, 2013.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol SOPK. The closing sales price for our common stock on February 23, 2011 was $0.21 per share. As of the date of this prospectus supplement, there is no public market for our class Y warrants.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 10-Q, filed with the Securities and Exchange Commission (SEC) on February 17, 2011, which is attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 24.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of the prospectus and page 12 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the SEC on October 13, 2010, before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 24 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2011.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-Q
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended December 31, 2010
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition Period from          to

Commission File Number 000-51869
SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3290391
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2900 Polo Parkway
Midlothian, Virginia 23113
(804) 378-5100
(Address including zip code, and telephone number,
including area code, of principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☑      No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes  ☐      No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  ☐      No  ☑

As of February 11, 2011, 60,799,538  shares of common stock, par value $0.0001 per share, of the registrant were outstanding.

TABLE OF CONTENTS

PART I

Item 1.   Condensed Consolidated Financial Statements

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	June 30, 2010
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$78,631	$92,893
Accounts receivable, net of allowances of $928,451 and $5,700,931 at December 31, 2010 and June 30, 2010, respectively	1,150,873	3,703,825
Inventories	1,131,915	1,211,301
Current portion of advances on royalties	11,911,559	12,322,926
Current portion of intellectual property licenses	353,571	383,571
Related party receivables	16,260	34,509
Prepaid expenses and other current assets	457,836	695,955

Total current assets	15,100,645	18,444,980

Property and equipment, net	2,559,579	2,667,992
Advances on royalties, net of current portion	1,920,978	1,511,419
Intellectual property licenses, net of current portion	1,237,500	1,534,286
Goodwill	7,911,800	7,911,800
Deferred debt issuance costs, net	532,681	-
Intangible assets, net	10,358	17,025
Other assets	10,955	11,280

Total assets	$29,284,496	$32,098,782

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Line of credit	$-	$3,830,055
Due to factor	864,902	-
Secured convertible debt in default, net of discount	3,884,377	950,000
Warrant liability	1,276,102	-
Current portion of long-term debt	67,334	65,450
Production advance payable in default	3,755,104	3,755,104
Accounts payable	9,951,665	12,663,788
Accrued royalties	4,455,312	2,530,253
Accrued expenses and other current liabilities	4,877,623	3,781,711
Deferred revenues	77,312	325,301
Due to related parties	4,425	2,200
Accrued expenses - related parties	341,618	322,281
Total current liabilities	29,555,774	28,226,143

Long-term debt, net of current portion	1,507,310	1,541,081
Total liabilities	$31,063,084	$29,767,224

Commitments and contingencies	-	-

Shareholders’ equity (deficit):

Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2010 and June 30, 2010	-	-
Series A convertible preferred stock, $0.0001 par value; 15,000,000 shares authorized; 5,503,833 shares issued and outstanding at December 31, 2010 and June 30, 2010, respectively; aggregate liquidation preference of $5,503,833 at December 31, 2010	550	550
Common stock, $0.0001 par value; 190,000,000 and 90,000,000 shares authorized at December 31, 2010 and June 30, 2010, respectively; 60,181,870 and 59,774,370 shares issued and outstanding at December 31, 2010 and June 30, 2010, respectively	6,018	5,976
Additional paid-in capital	30,559,705	31,154,835
Accumulated deficit	(32,257,094)	(28,973,325)
Accumulated other comprehensive income (loss)	(87,767)	143,522

Total shareholders’ equity (deficit)	(1,778,588)	2,331,558
Total liabilities and shareholders’ equity (deficit)	$29,284,496	$32,098,782

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended December 31,		For the six months ended December 31,
	2010	2009	2010	2009

Net revenues	$7,470,053	$10,063,952	$8,901,912	$26,773,601

Cost of goods sold:
Product costs	3,097,437	5,149,597	3,858,719	8,696,283
Royalties, net	3,298,538	1,618,962	3,231,430	6,619,633
Intellectual property licenses	95,893	99,797	191,786	219,457

Total cost of goods sold	6,491,868	6,868,356	7,281,935	15,535,373

Gross profit	978,185	3,195,596	1,619,977	11,238,228

Operating expenses (income):
Warehousing and distribution	282,327	320,723	348,416	607,234
Sales and marketing	974,498	2,215,620	1,871,169	5,870,676
General and administrative	2,091,082	2,973,944	4,023,397	6,088,712
Litigation costs	-	3,075,206	-	3,075,206
Gain on settlement of trade payables	-	(3,256,489)	(585,122)	(3,256,489)

Total operating expenses	3,347,907	5,329,004	5,657,860	12,385,339

Loss from operations	(2,369,722)	(2,133,408)	(4,037,883)	(1,147,111)

Other expenses (income):
Change in fair value of warrant liability	(1,531,323)	-	(3,062,646)	-
Interest and financing costs, net	1,244,436	508,858	2,308,532	808,174
Net loss	$(2,082,835)	$(2,642,266)	$(3,283,769)	$(1,955,285)

Basic loss per share:	$(0.04)	$(0.06)	$(0.06)	$(0.04)
Diluted loss per share:	$(0.04)	$(0.06)	$(0.06)	$(0.04)

Weighted average number of common shares outstanding - Basic	57,252,122	45,039,292	57,140,971	44,930,125
Weighted average number of common shares outstanding - Diluted	57,252,122	45,039,292	57,140,971	44,930,125

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(3,283,769)	$(1,955,285)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	132,142	129,972
Allowances for price protection, returns, and defective merchandise	(2,463,231)	(531,050)
Bad debt expense, net of recoveries	(49,161)	(35,321)
Stock-based compensation expense	214,283	359,920
Common stock and warrants issued to vendor	-	104,500
Amortization of royalties and intellectual property licenses	960,543	5,443,825
Loss on disposal of fixed assets	-	4,839
Amortization of debt discount and issuance costs	924,403	-
Change in fair value of warrant liability	(3,062,646)	-
Fair market value adjustment to common stock issued for advances on royalties	(2,112)	-
Gain on settlement of trade payables	(585,122)	(3,256,489)

Changes in operating assets and liabilities:
Due to/from factor, net	(1,395,186)	-
Accounts receivable	7,325,432	(1,788,962)
Inventories	79,386	749,689
Advances on royalties	(1,575,876)	(3,651,309)
Related party receivables	18,249	(27,635)
Prepaid expenses and other current assets	238,119	42,696
Production advance payable	-	3,755,104
Accounts payable	(2,127,001)	(4,318,114)
Accrued royalties	1,925,059	1,279,109
Accrued expenses and other current liabilities	1,230,912	1,988,225
Accrued litigation costs	-	4,308,035
Deferred revenues	(247,989)	(2,547,339)
Accrued expenses - related parties	19,337	(47,478)

Total adjustments	1,559,541	1,962,217

Net cash (used in) provided by operating activities	(1,724,228)	6,932

Cash flows from investing activities:
Purchases of property and equipment	(16,737)	(65,544)
Change in restricted cash	-	395,982
Net cash (used in) provided by investing activities	(16,737)	330,438

Cash flows from financing activities:
Proceeds from line of credit	-	16,557,571
Repayments of line of credit	(3,830,055)	(16,596,792)
Proceeds from inventory financing	1,710,281	-
Repayments of inventory financing	(1,710,281)	-
Repayments of long-term debt	(31,887)	(25,013)
Net proceeds from (repayments of) amounts due to shareholders	-	(232,440)
Net proceeds from (repayments of) amounts due to related parties	2,225	(120,645)
Proceeds from the issuance of subordinated convertible promissory notes	7,000,000	-
Payment of debt issuance costs	(733,959)	-
Repayments of subordinated convertible promissory notes	(450,000)	-
Proceeds from the exercise of common stock warrants	1,668	-

Net cash provided by (used in) financing activities	1,957,992	(417,319)

Effect of exchange rate changes on cash and cash equivalents	(231,289)	90,247

Net (decrease) increase in cash and cash equivalents	(14,262)	10,298
Cash and cash equivalents at beginning of the period	92,893	648,311

Cash and cash equivalents at end of the period	$78,631	$658,609

Supplemental cash flow information:
Cash paid during the period for interest	$514, 642	$243,011

Supplemental disclosure of non-cash activities:
Fair value of common stock warrant liability at issuance date	$4,338,748	$-
Fair market value adjustment to common stock issued for advances on royalties	$811,039	$-
Conversion of junior secured subordinated convertible promissory note to senior secured convertible note	$500,000	$-
Issuance of vested restricted stock	$40	$-
Contingent purchase price payment obligation related to Gamecock acquisition	$-	$597,124
Decrease in goodwill with respect to finalizing purchase price allocation	$-	$55,423
Purchase of vehicle through the assumption of a note payable	$-	$73,459

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.  Principal Business Activity and Summary of Significant Accounting Policies

Business

SouthPeak Interactive Corporation (the “Company”) is an independent developer and publisher of interactive entertainment software.  The Company develops, markets and publishes videogames for all leading gaming and entertainment hardware platforms, including home videogame consoles such as Microsoft Corporation’s (“Microsoft”) Xbox 360 (“Xbox360”), Nintendo Co. Ltd.’s (“Nintendo”) Wii (“Wii”), Sony Computer Entertainment’s (“Sony”) PlayStation 3 (“PS3”) and PlayStation 2 (“PS2”); handheld platforms such as Nintendo Dual Screen (“DS”), Nintendo DSi, Sony PlayStation Portable (“PSP”), Sony PSPgo, Apple Inc. (“Apple”) iPhone; game applications for the Next Generation NVIDIA® Tegra™ mobile processor used in Droid phones and tablets; and personal computers.  The Company’s titles span a wide range of categories and target a variety of consumer demographics, ranging from casual players to hardcore gaming enthusiasts.

The Company maintains its operations in the United States and the United Kingdom. The Company sells its games to retailers and distributors in North America and United Kingdom, and primarily to distributors in the rest of Europe, Australia and Asia.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of December 31, 2010 and for the three and six month periods ended December 31, 2010 and 2009 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (all of which are of a normal, recurring nature) considered for a fair presentation have been included. Operating results for the three and six month periods ended December 31, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2011.

The accounting policies followed by the Company with respect to unaudited interim financial statements are consistent with those stated in the Company’s annual report on Form 10-K. The accompanying June 30, 2010 financial statements were derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the SEC on October 13, 2010.

The accompanying unaudited condensed consolidated financial statements include the accounts of SouthPeak Interactive Corporation, and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of advances on royalties, intellectual property licenses and intangibles, valuation of inventories, realization of deferred income taxes, the adequacy of allowances for sales returns, price protection and doubtful accounts, accrued and contingent liabilities, the valuation of stock-based transactions and assumptions used in the Company’s goodwill impairment test.  These estimates generally involve complex issues and require the Company to make judgments, involve analysis of historical and the prediction of future trends, and are subject to change from period to period. Actual amounts could differ significantly from these estimates.

Subsequent events have been evaluated through the filing date of these unaudited condensed consolidated financial statements.

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The ability of the Company to continue as a going concern is predicated upon, among other things, generating positive cash flows from operations, curing the default on the production advance payable (see Note 5), and the resolution of various contingencies (see Note 11).

As of December 31, 2010, the Company had insufficient cash resources to satisfy its liabilities, many of which are past due. Further, the Company has various unresolved contingencies that could require future cash payments in excess of available funds (see Note 11).

On August 17, 2009, the Company entered into a unit production financing agreement with a producer relating to the production of certain games, of which the balance outstanding under this agreement was $3,755,104 at December 31, 2010 (see Note 5).  The Company has failed to make the required payments under this agreement.  As a result, the production advance payable is currently in default and is accruing additional production fees at $0.009 per unit (based upon 382,000 units) for each day after November 15, 2009 (approximately $1,298,000 through December 31, 2010). Given the manner in which the Company was required to enter into this agreement, the Company is contesting its liability for this obligation.

On December 31, 2010, the Company failed to make a timely payment of interest required pursuant to the secured convertible notes (the “Notes”).  Such failure triggered a default provision under the Notes following a seven day cure period.  On February 16, 2011, the Company entered into a Waiver and Forbearance Agreement (each, a “Waiver Agreement” and collectively, the “Waiver Agreements”) with the holders of the Notes (see Note 6).  Pursuant to the Waiver Agreements, the holders of the Notes waived their right of redemption and remedies regarding the Company’s failure to have paid the required interest and agreed to forbear from exercising all remedies available in connection with such failure until March 15, 2011. Pursuant to the Waiver Agreement, the Company is not required to pay the required interest until March 15, 2011 and the interest rates under the Notes increase to 15% and 29%, as applicable, from December 31, 2010 to March 15, 2011.

A failure to generate additional revenues, raise additional capital or manage discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. A going concern uncertainty may limit the Company’s ability to access certain types of financing, or may prevent the Company from obtaining financing on acceptable terms. If the Company is unable to obtain additional financing, it may not be able to continue as a going concern after its funds have been exhausted and the Company could be required to significantly curtail or cease operations, file for bankruptcy, or liquidate and dissolve. The accompanying condensed consolidated financial statements have been prepared on the basis of the Company continuing as a going concern. No adjustments have been made to carrying value of the assets and liabilities that might result from the outcome of this uncertainty.

Management plans to maintain the Company’s viability as a going concern by:

•
attempting to expeditiously resolve its contingencies for amounts significantly less than currently accrued for in order to reduce aggregate liabilities on the Company’s condensed consolidated balance sheet and negotiate payment terms manageable by the Company;

•	reducing costs and expenses in order to reduce the Company’s ongoing working capital needs and monthly cash burn;

•	seeking to raise additional capital.

•	applying the anticipated profits from several key game releases towards payment of its outstanding obligations.

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

While the Company is committed to pursuing these options and others to address its viability as a going concern, there can be no assurance that these plans will be successfully completed or available on acceptable terms; and therefore, there is uncertainty about the Company’s ability to realize its assets or satisfy its liabilities in the normal course of business. If the Company is unsuccessful in pursuing these plans, it may be required to defer, reduce, or eliminate certain planned expenditures.

Concentrations of Major Customers and Major Vendors

The Company has four customers, Wal-Mart, GameStop, Atari, and Target, which accounted for 19%, 17%, 14%, and 10%, respectively, of consolidated gross revenues for the six months ended December 31, 2010.  GameStop, Solutions2Go, and Atari accounted for 29%, 16%, and 15%, respectively, of consolidated gross accounts receivable at December 31, 2010.  For the six months ended December 31, 2009, Wal-Mart, GameStop, PDQ Distribution Limited and Solutions 2 Go accounted for 20%, 15%, 11% and 10%, respectively, of consolidated gross revenues.  GameStop, Wal-Mart, and Atari accounted for 29%, 15% and 10%, respectively, of consolidated gross accounts receivable at June 30, 2010.

The Company publishes videogames for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Company’s licenses with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Company’s operations. The Company expects that such contracts will be renewed in the normal course of business.

Amounts incurred related to these three vendors as of December 31, 2010 and June 30, 2010 and for the three-month and six-month periods ended December 31, 2010 and 2009 are as follows:

	Cost of Goods Sold — Products				Accounts Payable
	For the three months ended December 31, 2010	For the three months ended December 31, 2009	For the six months ended December 31, 2010	For the six months ended December 31, 2009	As of December 31, 2010	As of June 30, 2010

Microsoft	$503,087	$214,598	$702,423	$2,952,440	$424,710	$158,592
Nintendo	$1,109,701	$3,194,743	$1,276,385	$4,026,539	$-	$-
Sony	$300,123	$81,265	$889,985	$108,787	$18,121	$449,042

Allowances for Returns, Price Protection, and Doubtful Accounts

Management closely monitors and analyzes the historical performance of the Company’s various games, the performance of games released by other publishers, and the anticipated timing of other releases in order to assess future demands of current and upcoming games. Initial volumes shipped upon title launch and subsequent reorders are evaluated to ensure that quantities are sufficient to meet the demands from the retail markets, but at the same time are controlled to prevent excess inventory in the channel.

The Company may permit product returns from, or grant price protection to, its customers under certain conditions. Price protection refers to the circumstances when the Company elects to decrease the wholesale price of a product based on the number of products in the retail channel and, when granted and taken, allows customers a credit against amounts owed by such customers to the Company with respect to open and/or future invoices. The criteria the Company’s customers must meet to be granted the right to return products or price protection include, among other things, compliance with applicable payment terms, and consistent delivery to the Company of inventory and sell-through reports.

Management must estimate the amount of potential future product returns and price protection related to current period revenues utilizing industry and historical Company experience, information regarding inventory levels, and the demand and acceptance of the Company’s games by end consumers. The Company regularly reviews its reserves and allowances for these items and assesses the adequacy of the amounts recorded. Similarly, management must make estimates of the uncollectibility of the Company’s accounts receivable.

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

At December 31, 2010 and June 30, 2010, accounts receivable allowances consisted of the following:

	December 31, 2010	June 30, 2010
Sales returns	$121,338	$2,634,097
Price protection	297,544	2,257,171
Doubtful accounts	505,056	771,442
Defective items	4,513	38,221

Total allowances	$928,451	$5,700,931

Assessment of Impairment of Assets

Current accounting standards require that the Company assess the recoverability of purchased intangible assets subject to amortization and other long-lived assets whenever events or changes in circumstances indicate the remaining value of the assets recorded on its condensed consolidated balance sheets is potentially impaired. In order to determine if a potential impairment has occurred, management must make various assumptions about the estimated fair value of the asset by evaluating future business prospects and estimated cash flows. For some assets, the Company’s estimated fair value is dependent upon predicting which of its products will be successful. This success is dependent upon several factors, which are beyond the Company’s control, such as which operating platforms will be successful in the marketplace, market acceptance of the Company’s products and competing products. Also, the Company’s revenues and earnings are dependent on the Company’s ability to meet its product release schedules.

Goodwill is considered to have an indefinite life, and is carried at cost. Goodwill is not amortized, but is subject to an impairment test annually and in between annual tests when events or circumstances indicate that the carrying value may not be recoverable. The Company performs its annual impairment testing at June 30.  Impairment of goodwill is tested at the reporting unit level.  The Company has one reporting unit, because none of the components of the Company constitute a business for which discrete financial information is available and for which Company management regularly reviews the results of operations.

To determine the fair value of the reporting unit used in the first step, the Company uses a combination of the market approach, which utilizes comparable companies’ data and/or the income approach, or discounted cash flows. Each step requires management to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include long-term growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates based on the Company’s weighted average cost of capital, future economic and market conditions and determination of appropriate market comparables. These estimates and assumptions have to be made for each reporting unit evaluated for impairment. The Company’s estimates for market growth, its market share, and costs are based on historical data, various internal estimates, and certain external sources, and are based on assumptions that are consistent with the plans and estimates the Company is using to manage the underlying business. The Company’s business consists of publishing and distribution of interactive entertainment software and content using both established and emerging intellectual properties, and its forecasts for emerging intellectual properties are based upon internal estimates and external sources rather than historical information and have an inherently higher risk of accuracy. If future forecasts are revised, they may indicate or require future impairment charges. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

The Company determined that current business conditions, and the resulting decrease in the Company’s projected cash flows, constituted a triggering event which required the Company to perform interim impairment tests related to its long-lived assets and goodwill during the quarter ended December 31, 2010. The Company’s interim test on its long-lived assets indicated that the carrying value of its long-lived assets was recoverable and that no impairment existed as of the testing date.  As of December 31, 2010, there was no impairment to goodwill.  The Company will continue to monitor its goodwill and indefinite-lived intangible and long-lived assets for possible future impairment.

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

Revenue Recognition

The Company recognizes revenue from the sale of video games upon the transfer of title and risk of loss to the customer. Accordingly, the Company recognizes revenue for software titles when (1) there is persuasive evidence that an arrangement with the customer exists, which is generally a purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable.  The Company’s payment arrangements with customers typically provide for net 30 and 60 day terms. Advances received for licensing and exclusivity arrangements are reported on the condensed consolidated balance sheets as deferred revenues until the Company meets its performance obligations, at which point the revenues are recognized. Revenue is recognized after deducting estimated reserves for returns, price protection and other allowances. In circumstances when the Company does not have a reliable basis to estimate returns and price protection or is unable to determine that collection of a receivable is probable, the Company defers the revenue until such time as it can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

The Company has an arrangement pursuant to which it distributes videogames co-published with another company for a fee based on the gross sales of the videogames.  Under the arrangement, the Company bears the inventory risk as the Company purchases and takes title to the inventory, warehouses the inventory in advance of orders, ships the inventory, and invoices its customers for videogame shipments.  Also under the arrangement, the Company bears the credit risk as the supplier does not guarantee returns for unsold videogames and the Company is not reimbursed by the supplier in the event of non-collection. The Company records the gross amount of revenue under the arrangement as it is not acting as an agent for the principal in the arrangement.

Foreign Currency Translation

Foreign exchange transaction gains (losses) included in general and administrative expenses in the accompanying condensed consolidated statements of operations for the three and six months ended December 31, 2010 amounted to $(14,884) and $(64,670), respectively. Foreign exchange transaction gains (losses) for the three and six months ended December 31, 2009 amounted to $10,535 and $(7,497), respectively.

Comprehensive (Loss) Income

For the three-month and six-month periods ended December 31, 2010 and 2009, the Company’s comprehensive loss was as follows:

	Three months ended		Six months ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net loss	$(2,082,835)	$(2,642,266)	$(3,283,769)	$(1,955,285)
Other comprehensive income (loss)
Change in foreign currency translation adjustment	44,089	7,747	(231,289)	90,247
Comprehensive loss	$(2,038,746)	$(2,634,519)	$(3,515,058)	$(1,865,038)

Fair Value Measurements

The following table summarizes the Company’s financial assets and liabilities that are measured at fair value on a recurring basis.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets	Significant
		for Identical	Other	Significant
	As of	Financial	Observable	Unobservable
	December	Instruments	Inputs	Inputs
	31, 2010	(Level 1)	(Level 2)	(Level 3)
Assets:
Advances on royalties	$389,667	$389,667	$-	$-

Total assets at fair value	$389,667	$389,667	$-	$-

Liabilities:
Warrant liability	$1,276,102	$-	$-	$1,276,102

Total liabilities at fair value	$1,276,102	$-	$-	$1,276,102

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

On February 23, 2010, the Company issued to a videogame publisher 3,000,000 shares of common stock as an advance on royalties, valued at $1,020,000 based on the fair market value of the Company’s common stock on the date the agreement was executed by the parties. The Company has capitalized such payment to the videogame publisher and the amount is marked-to-market on a quarterly basis. The fair value of the advances on royalties is based entirely upon quoted market prices, which is a level 1 input. The Company recorded an $811,039 decrease to the carrying amount of asset related to the periodic fair value remeasurement at December 31, 2010. During the six months ended December 31, 2010, 19,817 shares were earned and $8,521 was expensed to “cost of goods sold – royalties”, and $2,112 was expensed to “general and administrative” relating to the periodic fair value remeasurement. As of December 31, 2010, 2,783,337 shares of common stock, valued at $389,667, based on the fair market value of the Company’s common stock were included in advances on royalties.

On July 19, 2010, the Company issued Series A warrants in connection with the sale of $5,500,000 of senior secured convertible notes. The Series A warrants entitle the holders to purchase an aggregate of 12,761,021 shares of common stock. The Series A warrants have an exercise price of $0.375 per share and a term of five years, and became exercisable upon the issue date. The Company has accounted for the Series A warrants as a liability because the exercise price of the warrants will reset if the Company issues stock at a lower price. At inception, the fair value of the Series A warrants of $4,338,748 was separated from the debt liability and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the senior secured convertible notes. The fair value of the warrants was computed using the Black-Scholes option pricing model. The Company assumed a risk-free interest rate of 1.73%, no dividends, expected volatility of 148.24% and the contractual life of the warrants of 5 years.

In addition, the purchasers of the senior secured convertible notes received Series B warrants which will expire, if the warrants become exercisable, on the fifth year anniversary of the date the Company announces its 2011 operating results. The number of Series B warrants each purchaser received is equal to 75% of the Series A warrants they obtained. The Series B warrants can only be exercised if the EBITDA Test under the senior secured convertible notes is not achieved or if the Company fails to announce its 2011 operating results by September 28, 2011. The obligation to deliver the Series B warrants was determined to be an embedded derivative. The Company has approached the valuation of this embedded derivative based on the probability that the EBITDA Test under the senior secured convertible notes will be achieved. Because the probability at inception that the EBITDA Test will not be achieved is considered to be de minimis (less than 5%), the fair value of the derivative instrument is not considered to be material and no value has been assigned to it.

The Company measures the fair value of the warrants at each balance sheet date, and records the change in fair value as a non-cash charge or gain to earnings each period. The warrants were valued at $1,276,102 at December 31, 2010. The Company recorded a non-cash gain of $3,062,646 due to the change in fair value of warrants during the six months ended December 31, 2010. The fair value of the warrants at December 31, 2010 was computed using the Black-Sholes option pricing model. The Company assumed a risk-free interest rate of 2.01%, no dividends, expected volatility of 126.64% and the remaining contractual life of the warrants of 4.6 years.

The following table is a rollforward of the fair value of the warrants, as to which fair value is determined by Level 3 inputs:

Six Months
Ended
December 31,
Description	2010
Beginning balance	$-
Purchases, issuances, and settlements	4,338,748
Total gain included in net loss	(3,062,646)
Ending balance	$1,276,102

1.  Principal Business Activity and Summary of Significant Accounting Policies, Cont.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding for all periods.  Diluted earnings per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of shares outstanding, increased by common stock equivalents.  Common stock equivalents represent incremental shares issuable upon exercise of outstanding options and warrants, the conversion of preferred stock and the vesting of restricted stock. However, potential common shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.  Potentially dilutive securities including outstanding options, warrants, restricted stock, and the conversion of preferred stock amounted to 11,168,697 and 11,109,787 for the three-month and six-month periods ended December 31, 2010, respectively.

2.  Inventories

Inventories consist of the following:

	December 31, 2010	June 30, 2010
Finished goods	$970,232	$1,085,433
Purchased parts and components	161,683	125,868
Total	$1,131,915	$1,211,301

3.  Line of Credit

The Company had a $8.0 million revolving line of credit facility with SunTrust Banks, Inc. (“SunTrust”) that was scheduled to mature on November 30, 2010. The line of credit bore interest at prime plus 1½%, which was 4.75% at June 30, 2010. At June 30, 2010, the Company was not in compliance with certain financial and non-financial covenants and $3,830,055 was outstanding. For the three and six months ended December 31, 2010, interest expense relating to the line of credit was $-0- and $2,021, respectively. For the three and six months ended December 31, 2009, interest expense related to the line of credit was $65,211 and $116,970, respectively. There was $33,284 of accrued interest at June 30, 2010.

On July 12, 2010, the Company repaid in full the entire outstanding balance under the credit agreement as a result of entering into a factoring agreement with Rosenthal & Rosenthal, Inc. (see Note 4, Due to Factor for further discussion). As a result of such repayment, (i) the loan agreement has automatically terminated, (ii) SunTrust’s lien or security interest in the Company’s assets has been terminated, and (iii) all obligations of the Company under the loan agreement have been satisfied in full.

4.  Due to Factor

On July 7, 2010, the Company entered into a Factoring Agreement with Rosenthal & Rosenthal. Under the Factoring Agreement, the Company agreed to sell certain receivables to Rosenthal & Rosenthal arising from sales of inventory to customers. In connection with the execution of the Factoring Agreement, the Company, certain subsidiaries, and the chairman, Terry Phillips, have executed guarantees in favor of Rosenthal & Rosenthal. In addition, the Company and certain subsidiaries each granted to Rosenthal & Rosenthal a security interest against all their respective assets.

Under the terms of the Factoring Agreement, the Company is selling certain of its receivables to Rosenthal & Rosenthal. For the approved receivables, Rosenthal & Rosenthal will assume the risk of collection. The Company has agreed to pay Rosenthal & Rosenthal a commission of .60% of the amount payable under all of the Company’s invoices to most of the Company’s customers against a minimum commission of $30,000 multiplied by the number of months in a contract period, with the first period being 12 months and the second 7 months. All payments received by Rosenthal & Rosenthal are payable to the Company after amounts due to Rosenthal & Rosenthal are satisfied. Under the Factoring Agreement, the Company has the right to borrow against payments due the Company at the rate of 65% of credit approved receivables. The borrowing rate against non-credit approved receivables is subject to negotiation. The interest rate on borrowings is equal to the greater of prime plus 1.5% per annum or 6.5% per annum. A $10,000,000 loan cap applies against the Company’s borrowings, which is subject to an increase of up to $3,000,000 if shareholders’ equity increases. The initial term of the Factoring Agreement ends on February 28, 2012.

4.  Due to Factor, Cont.

Due (to) from factor consists of the following:

December 31, 2010
Outstanding accounts receivable sold to factor	$5,200,626
Cash collateral	109,650
Less: allowances	(2,260,088)
Less: advances from factor	(3,915,090)
$(864,902)

Accounts receivable totaling $5,200,626 were sold to the factor at December 31, 2010, of which the Company assumed credit risk of $1,578,909. The following table sets forth adjustments to the price protection and other customer allowances included as a reduction of amounts due (to) from factor:

Six months ended December 31, 2010
Beginning balance	$-
Add: provision	(5,441,699)
Less: amounts charged against allowance	3,181,611
Ending balance	$(2,260,088)

For the three-month and six-month periods ended December 31, 2010, interest and financing costs relating to the factoring agreement were $102,480 and $257,938, respectively.

5.  Production Advance Payable

On August 17, 2009, the Company entered into a euro-denominated unit production financing agreement with a producer relating to the production of certain games, of which the balance outstanding under this agreement was $3,755,104 at December 31, 2010.  Production fees relating to this production advance for the three-month and six-month periods ended December 31, 2010 totaled $294,018, and $572,878, respectively.  The production fees for the three-month and six-month periods ended December 31, 2010 related to the default status of the production advance, as described in the subsequent paragraph.  These amounts are included in interest and financing costs, net on the accompanying condensed consolidated statements of operations. As of December 31, 2010 and June 30, 2010, accrued and unpaid production fees totaled $1,658,914 and $1,000,392, respectively, and are included in accrued expenses and other current liabilities. The Company is obligated to pay approximately $99,000 of production fees for every month the full production advance is outstanding past its due date of November 15, 2009.  Pursuant to the agreement, the Company has assigned to the producer a portion of the net revenues related to the sale of certain games in Europe.

The Company has failed to make the required payments under this agreement.   Accordingly, the production advance payable is currently in default and is accruing production fees at $0.009 per unit (based upon 382,000 units) for each day after November 15, 2009 (approximately $1,298,000 through December 31, 2010).  Pursuant to the terms of the production financing agreement, the producer is free to exercise any rights in connection with the security interests granted. Because of several issues surrounding the facts associated with the production advance agreement, the Company is currently contesting its obligation to repay this advance.

6.  Secured Convertible Debt

On April 29 and 30, 2010, the Company entered into a note purchase agreement pursuant to which the Company could issue up to $5,000,000 of junior secured subordinated promissory notes (the “Junior Notes”) in one or more closings and each of the Company’s subsidiaries guaranteed the Company’s obligations under the Junior Notes. Pursuant to the note purchase agreement, the Company issued Junior Notes in the aggregate principal amount of $950,000 in private placements that closed on April 30, 2010 and May 6, 2010. Of the Junior Notes issued on April 29 and 30, 2010, the Company’s chairman, purchased $500,000.

The Junior Notes were due and payable in full on December 27, 2010 and bore interest at the rate of 10% per annum. The Junior Notes were secured by all of the assets of the Company and its subsidiaries and the indebtedness under the Junior Notes and the security interest granted by the Company and its subsidiaries in the note purchase agreement were junior to the Company’s indebtedness to SunTrust Banks the Company’s senior lender, and the indebtedness held by any future senior lender of the Company or its subsidiaries. The principal and accrued interest outstanding under each Junior Note was convertible, in whole or in part, at the option of its holder into shares of the Company’s common stock at a price per share of $0.45 per share.

The Company evaluated the conversion feature of the Junior Notes and determined that there was no beneficial conversion feature as the conversion price of $0.45 per share was greater than the fair value of the stock at the time of issuance.

On July 16, 2010, the Company repaid the $450,000 Junior Note plus accrued interest thereon with proceeds from the senior secured convertible notes. On July 16, 2010, the Company exchanged the $500,000 Junior Note issued to the Company’s chairman for a $500,000 senior secured convertible note (see discussion below). Interest expense for the three-month and six-month periods ended December 31, 2010 related to the Junior Notes was $5,411 and $5,411, respectively. There was $-0- and $15,548 of accrued interest outstanding at December 31, 2010 and June 30, 2010, respectively.

On July 16, 2010, the Company entered into a Securities Purchase Agreement with CNH Diversified Opportunities Master Account, L.P., CNH CA Master Account, L.P., AQR Diversified Arbitrage Fund and Terry Phillips, the Company’s chairman, for the sale of $5,500,000 of senior secured convertible notes (the “Initial Notes”) and warrants. Mr. Phillips’ Initial Note was issued in exchange for a Junior Note originally issued to him on April 30, 2010. The Company received $5,000,000 in cash for $5,000,000 of the Initial Note and exchanged a $500,000 prior Junior Note for $500,000 of the Initial Note. The Initial Notes are due and payable in full on July 19, 2013 and bear interest at the rate of 10.0% per annum. Interest is payable semi-annually commencing on December 31, 2010. The Company did not make its first interest payment of $252,083 on December 31, 2010 and was in default on the Notes with respect to which default the Company entered into a Waiver Agreement with each holder of the Initial Note (see discussion regarding the waiver and forbearance agreements below). Pursuant to their respective terms, in the event of a default, the interest rate of the Initial Notes increases to 15.0% per annum until the interest is paid. Once the interest is paid, the interest rate will return to the original 10.0% per annum. The Initial Notes are senior to all obligations of the Company with the exception of the indebtedness under the Company’s Factoring Agreement with Rosenthal & Rosenthal (see Note 4). Interest expense for the three-month and six-month periods ended December 31, 2010 was $140,556 and $252,083, respectively, and there was $252,083 of accrued interest outstanding at December 31, 2010.

6.  Secured Convertible Debt, Cont.

The principal and interest due under the Notes are convertible at a price of $0.431 per share at the option of the holders. The Company evaluated the conversion feature of the Notes and determined that there was no beneficial conversion feature as the conversion price of $0.431 per share was greater than the fair value of the stock at the time of issuance.

On August 31, 2010, the Company entered into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”), pursuant to which it sold an aggregate of $2,000,000 of a new series of senior secured convertible notes (the “Additional Notes”) to AQR Opportunistic Premium Offshore Fund, L.P., Advanced Series Trust, solely on behalf of the AST Academic Strategies Asset Allocation Portfolio, and Terry Phillips, the Company’s chairman. The Company received $2,000,000 in cash for $2,000,000 of the Additional Notes, of which $200,000 was paid by Terry Phillips, the Company’s chairman. The Additional Notes are due and payable in full on March 15, 2011 and bear interest at the rate of 24.0% per annum. Interest is payable on December 31, 2010 and on March 15, 2011, the maturity date. The Company did not make its first interest payment of $161,333 on December 31, 2010 and was in default on the Additional Notes as of December 31, 2010 with respect to which default the Company entered into a waiver and forbearance agreement with each holder of the Initial Note (see discussion regarding the waiver and forbearance agreements below).  Pursuant to their respective terms, in the event of a default, the interest rate of the Additional Notes increases to 29.0% per annum until the interest is paid. Once the interest is paid, the interest rate will return to the original 24.0% per annum. The Additional Notes are subject to the Pledge and Security Agreement and the Guaranty made by the Company’s subsidiaries. Interest expense for the three-month and six-month periods ended December 31, 2010 was $122,667 and $161,333, respectively, and there was $161,333 of accrued interest outstanding at December 31, 2010.

The principal and interest due under the Additional Notes are convertible at a price of $20.00 per share at the option of the holders. The Company evaluated the conversion feature of the Notes and determined that there was no beneficial conversion feature as the conversion price of $20.00 per share was greater than the fair value of the stock at the time of issuance.

As a part of the issuance of the Notes, the Company issued Series A warrants to the purchasers of the Notes giving them the right to purchase up to an aggregate of 12,761,021 shares of common stock at an exercise price of $0.375 per share. The Series A warrants expire on July 19, 2015, unless sooner exercised.

In addition, the purchasers of the Notes received Series B warrants which will expire, if the warrants become exercisable, on the fifth year anniversary of the date the Company announces its 2011 operating results. The number of Series B warrants each purchaser received is equal to 75% of the Series A warrants they obtained. The Series B warrants can only be exercised if the EBITDA Test, as defined under the Notes, is not achieved or if the Company fails to announce its 2011 operating results by September 28, 2011. The exercise price of the Series B warrants is equivalent to the weighted average price of the Company’s common stock for each of the 30 consecutive trading days following the earlier of the announcement of the Company’s 2011 operating results or September 28, 2011. The exercise price per share is also subject to full ratchet anti-dilution protection and limitations on exercise similar to the provisions for the Series A warrants.

The Company’s Notes and certain warrants have been accounted for in accordance with applicable authoritative guidance for derivative instruments which requires identification of certain embedded features to be bifurcated from debt instruments and accounted for as derivative assets or liabilities. The derivative assets and liabilities are initially recorded at fair value and then at each reporting date, the change in fair value is recorded in the condensed consolidated statements of operations.

The Company has accounted for the Series A warrants as a liability because the exercise price of the warrants will reset if the Company issues stock at a lower price. At inception, the fair value of the Series A warrants of $4,338,748 was separated from the Notes and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the Notes, and as unamortized discount, which is being accreted over the term of the Notes using the straight-line method. The fair value of the warrants was computed using the Black-Scholes option pricing model. The Company assumed a risk-free interest rate of 1.73%, no dividends, expected volatility of 148.24% and the contractual life of the warrants of 5 years.

The obligation to deliver the Series B warrants was determined to be an embedded derivative. The Company has determined the valuation of this embedded derivative based on the probability that the EBITDA Test, as defined under the Notes, will not be achieved. Because the probability at inception that the EBITDA Test will not be achieved is considered to be de minimis (less than 5%), the fair value of the derivative instrument is not considered to be material and no value has been assigned to it.

6.  Secured Convertible Debt, Cont.

As of December 31, 2010, the unamortized debt discount amounted to $3,615,623. Total amortization of the debt discount recorded as interest expense was $361,562 and $723,125 for the three-month and six-month periods ended December 31, 2010, respectively.

In connection with the sale of the Initial Notes and warrants, the Company executed a Registration Rights Agreement under which it agreed to register the shares of common stock underlying the Initial Notes and warrants. The Registration Rights Agreement has been amended and currently provides that the Company file a registration statement by November 19, 2010 and to have it declared effective by January 31, 2011, if it is not subject to full review by the SEC, and by March 15, 2011, if it is subject to full review. Failure to have the registration statement declared effective within 60 days from the prescribed effectiveness deadline constitutes a default under the Initial Notes.

On December 31, 2010, the Company failed to make a timely payment of interest required under the Notes.  Such failure triggered a default provision under the Notes following a seven day cure period.  On February 16, 2011, the Company entered into Waiver Agreements with each holder of the Notes.  Pursuant to the Waiver Agreements, the holders of the Notes waived their right of redemption and remedies regarding the Company’s failure to have paid the required interest and agreed to forbear from exercising all remedies available in connection with such failure until March 15, 2011. Pursuant to the Waiver Agreement, the Company is not required to pay the required interest until March 15, 2011 and the interest rates under the Notes increase to 15% and 29%, as applicable, from December 31, 2010 to March 15, 2011.

The purchasers of the senior secured convertible notes and warrants were introduced to the Company by an investment bank pursuant to an engagement letter agreement with the Company. Pursuant to the engagement letter, the investment bank received a cash fee that was approximately equal to 5.0% of the aggregate proceeds raised in the financing. The Company recorded the cash fee and other direct costs incurred for the issuance of the senior secured convertible notes in aggregate of $733,959 as deferred debt issuance costs. Debt issuance costs are amortized on the straight-line method over the terms of the senior secured convertible notes, with the amounts amortized being recognized as interest expense. Amortization of deferred debt issuance costs included in interest expense for the three-month and six-month periods ended December 31, 2010 totaled $135,186 and $201,278, respectively.

7.  Inventory Financing Payable

On September 20, 2010, the Company entered into a Master Purchase Order Assignment Agreement with Wells Fargo Bank, National Association (“Wells Fargo”). In connection with the execution of this Agreement, each of the Company, its subsidiaries, Gone Off Deep, LLC and Vid Sub, LLC, and the chairman, Terry Phillips (the “Guarantors”), have executed a Guaranty in favor of, and, along with the Company, have entered into a Security Agreement and Financing Statement with, Wells Fargo.

Under the terms of the agreement, the Company may request that Wells Fargo accept the assignment of customer purchase orders and request that Wells Fargo purchase the required materials to fulfill such purchase orders. If accepted, Wells Fargo, in turn, will retain the Company to manufacture, process, and ship the ordered goods. Wells Fargo’s aggregate outstanding funding under the agreement shall not exceed $2,000,000. As of December 31, 2010, no amounts were outstanding under the agreement. Interest expense for the three month and six month periods ended December 31, 2010 was $42,070 and $42,070, respectively.

Upon receipt of customer payments by Wells Fargo, the Company will be paid a fee for its services, with such fee calculated pursuant to the terms of the agreement. Also from such customer payments, Wells Fargo shall be entitled to receive the following: (1) a transaction initiation and set-up fee equal to 1.5% of the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo; (2) a daily maintenance fee equal to 0.05% of all amounts (including letters of credit) advanced by Wells Fargo which remain outstanding for more than 30 days; and (3) a product advance fee equal to (a) the prime rate plus 2%, divided by 360, multiplied by (b) (i) the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo on account of purchases of products or other advances made in connection with a customer purchase order, multiplied (ii) by the number of days from the earlier of (A) the date on which any such letter of credit or purchase order or financial accommodation is negotiated into cash, or (B) the date funds are advanced by other than issuing a letter of credit or purchase order.

In addition, Wells Fargo is entitled to a commitment fee of $120,000 to be paid on the earlier of (a) September 20, 2011 or (b) the date on which the Agreement is terminated. Wells Fargo is also entitled to additional commitment fees for each renewal of the Agreement, and such fees will be paid on the earlier of (a) the first anniversary of the beginning of each renewal term or (b) the date on which the Agreement is terminated.

7.  Inventory Financing Payable, Cont.

Subject to the rights of senior lenders, the Company and the Guarantors have granted security interests in their assets to Wells Fargo under the Security Agreement and Financing Statement to secure the LLC’s obligations under the Agreement and the Guarantors’ guarantees of such obligations.

8.  Related Party Transactions

For all periods presented, the Company had the following related party transactions.

Related Party Receivables

Related party receivables consist primarily of short-term advances to employees. No allowance has been provided due to the short-term nature and recoverability of such advances.

Also included in related party receivables at December 31 and June 30, 2010 is a receivable attributed to lease income. The Company leases certain office space to a company whose shareholders are also shareholders of the Company, one of whom is the Company's chairman.  At December 31, 2010 and June 30, 2010, $-0- and $7,815, respectively, was owed to the Company and is included in related party receivables.

Due to Related Parties

The Company incurred fees for broadband usage to an entity partially owned by two shareholders of the Company, one of whom is the Company’s chairman. Broadband usage fees for the three and six months ended December 31, 2010 were $6,625 and $13,225, respectively.  Broadband usage fees for the three and six months ended December 31, 2009 were $6,600 and $13,200, respectively. These amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of operations. At December 31, 2010 and June 30, 2010, $4,425 and $2,200, respectively, remained as a payable to the affiliate and is included in due to related parties in the accompanying condensed consolidated balance sheets.

Accrued Expenses - Related Parties

Accrued expenses - related parties as of and for the six months ended December 31, 2010 and the year ended June 30, 2010 are as follows:

	Six months ended December 31, 2010	Year ended June 30, 2010
Balance at beginning of period	$322,281	$221,493
Expenses incurred:
Rent	55,000	110,000
Commissions	56,848	551,932
Cash in advance	210,623	-
Less: amounts paid	(303,134)	(561,144)
Balance at end of period	$341,618	$322,281

The Company incurred sales commissions for the marketing and sale of videogames with four affiliates of the Company’s chairman.  Sales commissions for the three and six months ended December 31, 2010 were $16,478 and $56,848, respectively.  Sales commissions for the three and six months ended December 31, 2009 were $172,231 and $265,297, respectively.  These amounts are included in sales and marketing in the accompanying condensed consolidated statements of operations.

8.  Related Party Transactions, Cont.

Cash in Advance - Related Party

On December 30, 2010, the Company received $210,623 cash in advance for goods not yet delivered from an affiliate of the Company’s chairman.  At December 31, 2010, $210,623 was included in accrued expenses – related parties in the accompanying condensed consolidated balance sheets and will be recognized as revenue when the goods are delivered.

Lease - Related Parties

The Company leases certain office space from a company whose shareholders are also shareholders of the Company, one of whom is the Company’s chairman.  Related party lease expense was $27,500 and $55,000 for the three months and six months ended December 31, 2010, respectively.    Related party lease expense was $27,500 and $55,000 for the three and six months ended December 31, 2009, respectively.  These amounts are included in the general and administrative expense in the accompanying condensed consolidated statements of operations. The lease expires on December 31, 2013.

The Company leases certain office space to a company whose shareholders are also shareholders of the Company, one of whom is the Company’s chairman.  Related lease income was $3,907 and $7,815 for the three months and six months ended December 31, 2010, respectively.  Related lease income was $3,907 and $7,815 for the three and six months ended December 31, 2009, respectively.  These amounts are included in general and administrative expense in the accompanying condensed consolidated statements of operations.  The lease expires on January 31, 2014.

9.  Commitments

Total future minimum commitments are as follows:

	Software	Office
	Developers	Lease	Total
For the year ending June 30,

2011 (six months ended June 30, 2011)	$2,506,000	$74,122	$2,580,122
2012	596,318	148,244	744,562
2013	-	125,935	125,935
2014	-	55,000	55,000
2015	-	-	-
Total	$3,102,318	$403,301	$3,505,619

Total future commitments pursuant to vendor settlement agreements are as follows:

Vendor
Payments
For the year ending June 30,

2011 (six months ended June 30, 2011)	$386,738
2012	-
2013	-
2014	-
2015	-
Total	$386,738

10.  Stock-based Compensation

In May 2008, the Company’s board of directors and its shareholders approved the 2008 Equity Incentive Compensation Plan (the “2008 Plan”) for the grant of stock awards, including restricted stock and stock options, to officers, directors, employees and consultants.  The 2008 Plan expires in May 2018. Shares available for future grant as of December 31, 2010 and June 30, 2010 were 695,989 and 919,372, respectively, under the 2008 Plan.

10.  Stock-based Compensation, Cont.

Stock awards and shares are generally granted at prices which the Company’s board of directors believes approximate the fair market value of the awards or shares at the date of grant. Individual grants generally become exercisable ratably over a period of three years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based compensation to employees and non-employees. The determination of fair value is affected by the Company’s stock price and volatility, employee exercise behavior, and the time for the shares to vest.

The assumptions used in the Black-Scholes option pricing model to value the Company’s option grants to employees and non-employees were as follow:

	For the six months ended December 31, 2010	For the six months ended December 31, 2009
Risk-free interest rate	1.60 – 3.30%	2.20 – 3.85%
Weighted-average volatility	154 - 157%	160.78 – 166.29%
Expected term	5.5 – 8.7	5.5 - 9.4 years
Expected dividends	0.0%	0.0%

The following table summarizes the stock-based compensation expense resulting from stock options and restricted stock in the Company’s consolidated statements of operations:

	For the three months ended December 31, 2010	For the three months ended December 31, 2009	For the six months ended December 31, 2010	For the six months ended December 31, 2009
Sales and marketing	$(1,196)	$12,196	$9,509	$39,818
General and administrative	61,877	191,528	204,774	320,102
Total stock-based compensation expense	$60,681	$203,724	$214,283	$359,920

As of December 31, 2010, the Company’s unrecognized stock-based compensation for stock options issued to employees and non-employee directors was approximately $388,206 and will be recognized over a weighted average of 1.8 years.  The Company estimated a 5.0% forfeiture rate related to the stock-based compensation expense calculated for employees and non-employee directors.

The following table summarizes the Company’s stock option activity for employees, non-employee directors, and non-employees for the six months ended December 31, 2010:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of June 30, 2010	2,882,128	$1.16	-	$-
Activity for the six months ended December 31, 2010
Granted	696,500	0.30	-	-
Exercised	-	-	-	-
Forfeited, cancelled or expired	666,768	0.69	-	-
Outstanding as of December 31, 2010	2,911,860	$0.93	8.51	$-
Exercisable as of December 31, 2010	1,227,013	$1.40	7.93	$-
Exercisable and expected to be exercisable	2,764,994	$0.96	8.47	$-

10.  Stock-based Compensation, Cont.

The aggregate intrinsic value represents the total pre-tax intrinsic value based on the Company’s closing stock price ($0.14 per share) as of December 31, 2010, which would have been received by the option holders had all option holders exercised their options as of that date.

The following table summarizes the Company’s restricted stock activity for the six months ended December 31, 2010:

	Shares	Weighted- Average Grant Date Fair Value
Outstanding as of June 30, 2010	1,085,000	$0.37
Activity for the nine months ended December 31, 2010
Granted	195,651	0.23
Vested	396,333	0.41
Forfeited, cancelled or expired	2,000	1.20
Outstanding as of December 31, 2010	882,318	$0.32
Vested as of December 31, 2010	509,833	$0.80

As of December 31, 2010, the Company’s unrecognized stock-based compensation for restricted stock issued to employees and non-employee directors was approximately $268,545 and will be recognized over a weighted average of 1.85 years.

11.  Contingencies

On October 27, 2008, Gamecock was served with a demand for arbitration by a developer alleging various breaches of contract related to a publishing agreement entered into between Gamecock and the developer on December 12, 2007. The developer is seeking an award of $4,910,000, termination of the agreement, exclusive control of the subject videogame, and discretionary interest and costs. Gamecock has responded stating that the developer’s attempts to terminate the publishing agreement constitute wrongful termination of the agreement and breach of the agreement. Gamecock has also filed a counterclaim against the developer seeking the return of approximately $5.9 million in advances on royalties in the event the publishing agreement is terminated.  The developer has filed a supplemental demand for arbitration concerning royalty payments due under a separate publishing agreement and is seeking an award of $41,084.  An arbitration scheduled for January 2010 has been put on hold pending possibility of settlement.  As of December 31, 2010, the Company believes it has accrued sufficient amounts to cover potential losses related to this matter.  The Company’s management currently believes that resolution of this matter will not have a material adverse effect on the Company’s consolidated financial position or results of operations. However, legal issues are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of this matter could have a material adverse effect on the Company’s consolidated financial position and the results of operations in the period in which any such effect is recorded.

In February 2010, the Company, SouthPeak Interactive, L.L.C., and Gamecock were served with a complaint by TimeGate Studios, Inc., or TimeGate, alleging various breach of contract and other claims related to a publishing agreement, or the Publishing Agreement, entered into between Gamecock and TimeGate in June 2007.  TimeGate is seeking the return of all past and future revenue generated from the videogame related to the Publishing Agreement, an injunction against the Company and its subsidiaries, damages to be assessed, and discretionary interest and costs. Based upon the current status of this claim, the Company is of the opinion that it has limited or no exposure in connection with this claim.

On May 10, 2010, SouthPeak Interactive, L.L.C. and Melanie Mroz were served with a complaint by Spidermonk Entertainment, LLC or Spidermonk, alleging various breach of contract and other claims related to a publishing agreement, or the Publishing Agreement, entered into between Southpeak and Spidermonk in November 2007.  Spidermonk is seeking the unpaid milestone payments related to the development of the game “Roogoo” videogame as well as other highly speculative damages related to the poor sales performance of this game. The Company and its subsidiaries intend to vigorously defend all claims.

11.  Contingencies, Cont.

In September 2010, the Company instituted summary proceedings in the Lyon France Commercial Court against Nobilis Group in which the Company has alleged the Licensing and Distribution Agreements for the games the Company was to obtain and has obtained from Nobilis, including the My Baby games, were wrongfully terminated. The Company is seeking the reinstatement of the agreements and damages associated with the actions of Nobilis. Following a hearing on October 26, 2010, the court has rendered a temporary summary judgment reinstating the agreement for My Baby First Steps and ordered Nobilis to advise Nintendo to build all products pursuant to the My Baby First Steps contract, which includes the My Baby First Steps game and an additional fourteen games. On December 7, 2010, the Lyon France Commercial Court issued a judgment confirming that Nobilis's termination of the distribution agreement was null and void. The Court has ordered that Nobilis restore SouthPeak's ability to manufacture licensed games under the agreement with immediate effect.

In November 2010, in connection with the Circuit City Stores, Inc. (“Circuit City”) bankruptcy proceedings, Alfred H. Siegal, Trustee of the Circuit City Liquidating Trust, filed a lawsuit against the Company in United States Bankruptcy Court in the Eastern District of Virginia for the avoidance of payments totaling $1,155,300 as allegedly preferential transfers paid to the Company during the 90 days preceding the filing of the bankruptcy petition of Circuit City on November 10, 2008. The Company believes it has meritorious defenses to these avoidance actions, intends to vigorously defend against them and believes that the likelihood of the avoidance actions prevailing is remote. Accordingly, the Company has not accrued any loss reserve related to this claim.

In October 2010, BVT Games Fund IV Dynamic GmbH & Company (“Fund IV”), an investment fund based in Germany that finances the development of video games, sued the Company in the Regional Court in Munich, Germany to recover funds advanced to the Company to manufacture two titles which a sister fund, BVT Games Fund III Dynamic GmbH & Company (“Fund III”), had financed. A distribution agreement existed for these titles with Phillips Sales, Inc. and not the Company although the Company had guaranteed the obligations of Phillips Sales, Inc. In this litigation, Fund IV is seeking €3,115,341 (approximately USD $4.1 million) plus interest. The Company is actively contesting this litigation and has multiple defenses. The liability associated with the production advance is reflected in the Company’s condensed consolidated financial statements.

In November 2010, the Company first learned that Fund III had obtained a judgment against the Company in the Regional Court in Munich, Germany, seeking payments of approximately €2,300,000 (approximately USD $3.0 million) due under the above-referenced distribution agreement. Prior to gaining such knowledge, Fund III served upon the Company’s then chief financial officer, as required by law, what was supposed to be the English translation of the lawsuit which Fund III had filed. Instead, Fund III served upon the Company a translation of the Fund IV lawsuit that Fund IV intended to serve on the Company. Because the Company knew of the filing of the Fund IV case before being properly served with that case, the Company had already engaged German counsel to represent its interests in the Fund IV case. Since German counsel’s representation had been noted in the Fund IV case, counsel was awaiting notice from the court or opposing counsel that service of the Fund IV case had occurred. Therefore, when the Fund III case was served with a translation of the Fund IV case, the Company took no action since it believed this matter was already in the hands of its attorney. The failure to respond resulted in a default judgment in the Fund III case for which no proper translation has yet been received. Because of this error in translation, the Company is seeking to have the judgment vacated and believes it will be successful in this regard. The Company is of the opinion when, and if, it is required to defend the litigation, that it has strong defenses to assert, including that Phillips Sales is not obligated to Fund III thereby avoiding the Company’s guaranty obligation. The Company cannot predict the potential outcome.  No amounts have been recorded in the Company’s condensed consolidated financial statements in connection with the liability underlying the claim.

On January 26, 2011, Codemasters Group Holdings Limited filed suit against the Company in the United States District Court for the Eastern District of Virginia, Richmond Division, seeking to enforce a Settlement Agreement under which Codemasters claims that $1,265,000 plus interest thereon is due. No answer has yet been filed. The Company recognizes its liability to Codemasters which has been recorded on its condensed consolidated financial statements but believes it is entitled to certain credits which Codemasters has not reflected in its lawsuit. It is the Company's intent to try to resolve this matter with Codemasters.

11.  Contingencies, Cont.

In addition to the foregoing, the Company is engaged in litigation incidental to the Company’s business to which the Company is a party.  While the Company cannot predict the ultimate outcome of these various legal proceedings, it is management’s opinion that, individually, the unfavorable resolution of these matters could have a material effect on the condensed consolidated financial position or results of operations of the Company. As of December 31, 2010, the Company has accrued an aggregate amount of $2,376,153 related to such matters. The Company expenses legal costs as incurred in connection with a loss contingency.

On August 26, 2009, the Company was notified that the SEC was conducting a non-public, fact-finding investigation regarding certain matters underlying the amendment of its Form 10-Q, and the restatement of its financial statements, for the period ended March 31, 2009, and the termination of its former chief financial officer.  The Company has provided the SEC with the documents requested and has cooperated in all respects with the SEC’s investigation.

On September 3, 2010, the Company, Terry Phillips, the Company’s chairman, and Melanie Mroz, the Company’s CEO,  received Wells Notices from the staff of the Securities and Exchange Commission advising that the staff will recommend to the Securities and Exchange Commission that cease and desist orders issue for alleged violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-13 adopted under this act.  In addition, the staff has alleged violations by Mr. Phillips and Ms. Mroz of Rule 13b-2 and Rule 13a-14 by Ms. Mroz. These alleged violations result from the facts underlying the need to file an amended Form 10Q/A for the fiscal quarter ended March 31, 2009.

From time to time, the Company is subject to various claims and legal proceedings. If management believes that a loss arising from these matters is probable and can reasonably be estimated, the Company would record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary.

12.  Gain on Settlement of Trades Payables

The gain on the settlement of trade payables at less than recorded values results from negotiations with various unsecured creditors for the settlement and payment of the trade payable at amounts less than that the recorded liability. For the six months ended December 31, 2010, the Company’s gain on settlement of trade payables was as follows:

	Net Trade Payables Settled	Other Assets Acquired/ Liabilities Assumed	Payments in Cash	Payments in Equity	Forgiveness of Debt

Vendor 1	$12,000	$-	$(10,000)	$-	$2,000
Vendor 2	1,064,848	-	(481,726)	-	583,122
	$1,076,848	$-	$(491,726)	$-	$585,122

For the six months ended December 31, 2009, the Company’s gain on settlement of trade payable was as follows:

	Net Trade Payables Settled	Other Assets Acquired/ Liabilities Assumed	Payments in Cash	Payments in Equity	Forgiveness of Debt

Vendor 1(1)	$6,418,334	$(1,422,334)	$(2,000,000)	$-	$2,996,000
Vendor 2(2)	250,000	-	(50,000)	(104,500)	95,500
Vendor 3	232,347	-	(67,358)	-	164,989
	$6,900,681	$(1,422,334)	$(2,117,358)	$(104,500)	$3,256,489

12.  Gain on Settlement of Trades Payables, Cont.

(1)
In connection with this settlement agreement, the Company received inventory valued at $135,276, assumed the vendor’s future liability for price protection, returns, and defective merchandise, for games previously sold by or held by the Company, estimated to be $306,248, and recorded an inventory write-down, for inventory currently held by the Company, in the amount of $1,251,362 as a result of a reduction to a lower of cost or market value.  The reduction in inventory is required as the Company is prohibited from any future inventory returns and is completely responsible for the final disposition of inventory.

(2)
Consists of 175,000 shares of common stock, which were valued based on the fair market value of the Company’s common stock on the settlement date and 150,000 warrants to purchase common stock, which were valued on the settlement date, at $0.30 per share using the Black-Scholes option pricing model with assumptions of 3.57 years expected term (equivalent to contractual term), volatility of 170.76%, 0% dividend yield, 2.35% risk-free interest rate, and stock price of $0.34 per share.

13.  Additional Financial Statement Information

Accrued expenses and other current liabilities consist of the following:

	December 31,	June 30,
	2010	2010

Accrued expenses	$1,705,947	$1,700,208
Reserve for marketing development funds (MDF)	446,141	344,210
Commissions	157,461	161,678
Guaranteed royalty payments	-	135,000
Accrued payroll and payroll taxes	153,442	266,740
Customer cash in advance deposits	117,786	31,793
Accrued interest	2,132,966	1,062,200
Other	163,880	79,882

	$4,877,623	$3,781,711

No other items accounted for greater than five percent of total current liabilities as of December 31, 2010 or June 30, 2010.

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this report and in our annual report on Form 10-K for the year ended June 30, 2010.

This report includes forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements reflect our plans, expectations and beliefs, and involve inherent risks and uncertainties, many of which are beyond our control. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this report, and in “Risk Factors” in Item 1A of Part I of our annual report on Form 10-K for the year ended June 30, 2010.

Going Concern

The accompanying condensed and consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  Our ability to continue as a going concern is predicated upon, among other things, generating positive cash flows from operations, curing the default on the production advance payable, and the resolution of various contingencies.  In their report on our audited financial statements for the year ended June 30, 2010, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern.

Overview

We are an independent developer and publisher of interactive entertainment software. We utilize our network of independent studios and developers to create videogames for all popular videogame systems, including:

•	home videogame consoles such as Microsoft Xbox 360, Nintendo Wii, Sony PlayStation 3 and Sony PlayStation 2;

•
handheld platforms such as Nintendo DS, Nintendo DSi, Sony PSP, Sony PSPgo and Apple iPhone, game applications for the Next Generation NVIDIA® Tegra™ mobile processor used in Droid phones and tablets; and

•	personal computers.

Our portfolio of games extends across a variety of consumer demographics, ranging from adults to children and hard-core game enthusiasts to casual gamers.

We are an “indie” videogame developer and publisher working with independent software developers and videogame studios to create our videogames. We have cultivated relationships globally with independent developers and studios that provide us with innovative and compelling videogame concepts.

Our strategy is to establish a portfolio of successful proprietary content for the major videogame systems, and to capitalize on the growth of the interactive entertainment market. We currently work exclusively with independent software developers and videogame studios to develop our videogames. This strategy enables us to source and create highly innovative videogames while avoiding the high fixed costs and risk of having a large internal development studio. Through outsourcing, we are also able to access videogame concepts and content from emerging studios globally, providing us with significant new product opportunities with limited initial financial outlay, compared to internally developed video games.

Sources of Revenue

Revenue is primarily derived from the sale of software video games developed on our behalf by third parties and other content partnerships. Our unique business model of sourcing and developing creative product allows us to better manage our fixed costs relative to industry peers.

Our operating margins are dependent in part upon our ability to continually release new products that perform according to our budgets and forecasts, and manage our product development costs. Our product development costs include license acquisition, videogame development, and third-party royalties. Agreements with third-party developers generally give us exclusive publishing and marketing rights and require us to make advance royalty payments, pay royalties based on product sales and satisfy other conditions.

Second Quarter 2011 Releases

We released the following videogames in the three months ended December 31, 2010:

Title	Platform	Date Released
Sled Shred	Wii	10/12/10
Noah’s Ark	NDS	11/2/10
Nail’d	X360, PS3, PC	11/30/10
SBK X	X360, PS3, PC	12/7/10
NewU Yoga & Pilates Workout	Wii	12/7/10

Cost of Goods Sold and Operating Expenses

 Cost of Goods Sold. Cost of goods sold consists of royalty payments to third party developers, license fees to videogame manufacturers, intellectual property costs for items such as trademarked characters and game engines, manufacturing costs of the videogame discs, cartridges or similar media and the write-off of acquired game sequel titles. Videogame system manufacturers approve and manufacture each videogame for their videogame system. They charge their license fee for each videogame based on the expected retail sales price of the videogame. Such license fee is paid by us based on the number of videogames manufactured. Should some of the videogames ultimately not be sold, or the sales price to the retailer be reduced by us through price protection, no adjustment is made by the videogame system manufacturer in the license fee originally charged. Therefore, because of the terms of these license fees, we may have an increase in the cost of goods as a percent of net revenue should we fail to sell a number of copies of a videogame for which a license has been paid, or if the price to the retailer is reduced.

We utilize third parties to develop our videogames on a royalty payment basis. We enter into contracts with third party developers once the videogame design has been approved by the videogame system manufacturer and is technologically feasible. Specifically, payments to third party developers are made when certain contract milestones are reached, and these payments are capitalized. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owing to the third party developer from the sales of the videogame. To the extent these prepaid royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a videogame is released and charged to costs of goods sold. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a videogame is released and then charged to costs of goods sold. Capitalized costs for videogames that are cancelled or abandoned prior to product release are charged to “cost of goods sold - royalties” in the period of cancellation.

Warehousing and Distribution Expenses. Our warehousing and distribution expenses primarily consist of costs associated with warehousing, order fulfillment, and shipping. Because we use third-party warehousing and order fulfillment companies in the United States and in Europe, the expansion of our product offerings and escalating sales will increase our expenditures for warehousing and distribution in proportion to our increased sales.

Sales and Marketing Expenses. Sales and marketing expenses consist of advertising, marketing and promotion expenses, and commissions to external sales representatives. As the number of newly published videogames increases, advertising, marketing and promotion expenses are expected to rise accordingly. We recognize advertising, marketing and promotion expenses as incurred, except for production costs associated with media advertising, which are deferred and charged to expense when the related ad is run for the first time. We also engage in cooperative marketing with some of our retail channel partners. We accrue marketing and sales incentive costs when revenue is recognized and such amounts are included in sales and marketing expense when an identifiable benefit to us can be reasonably estimated; otherwise, the incentives are recognized as a reduction to net revenues. Such marketing is offered to our retail channel partners based on a single sales transaction, as a credit on their accounts receivable balance, and would include items such as contributing to newspaper circular ads and in store banners and displays.

General and Administrative Expenses. General and administrative expenses primarily represent personnel-related costs, including corporate executive and support staff, general office expenses, consulting and professional fees, and various other expenses. Personnel-related costs represent the largest component of general and administrative expenses. We expect that our personnel costs will increase as the business continues to grow.

Gain on Settlement of Trade Payables. Gain on settlement of trade payables is the result of negotiations with various unsecured creditors for the settlement and payment of trade payables at amounts less than the recorded liability.

Change in Fair Value of Warrant Liability.  Our senior secured convertible notes and certain warrants have been accounted for in accordance with applicable authoritative guidance for derivative instruments which requires identification of certain embedded features to be bifurcated from debt instruments and accounted for as derivative assets or liabilities. The derivative assets and liabilities are initially recorded at fair value and then at each reporting date, the change in fair value is recorded in the condensed consolidated statements of operations.

Interest and Financing Costs. Interest and financing costs are attributable to our financing arrangements that are used to fund development of videogames with third parties, which often takes 12-24 months. Additionally, such costs are used to finance the accounts receivables prior to payment by customers.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates were based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 to the accompanying condensed consolidated financial statements and in our annual report on Form 10-K for the year ended June 30, 2010. The following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Allowances for Returns, Price Protection and Other Allowances.   We accept returns from, and grant price concessions to, our customers under certain conditions. Following reductions in the price of our videogames, we grant price concessions to permit customers to take credits against amounts they owe us with respect to videogames unsold by them. Our customers must satisfy certain conditions to entitle them to return videogames or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels and sell-through rates.

We make estimates of future videogame returns and price concessions related to current period revenue. We estimate the amount of future returns and price concessions for published titles based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of the videogame system, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our videogame by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Inventories.  Inventories are stated at the lower of average cost or market. Management regularly reviews inventory quantities on hand and in the retail channel and records a provision for excess or obsolete inventory based on the future expected demand for our games. Significant changes in demand for our games would impact management’s estimates in establishing the inventory provision.

Advances on Royalties.  We utilize independent software developers to develop our videogames and make payments to the developers based upon certain contract milestones. We enter into contracts with the developers once the videogame design has been approved by the videogame system manufacturers and is technologically feasible. Accordingly, we capitalize such payments to the developers during development of the videogames. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owed to the developer from future sales of the videogame. Any pre-release milestone payments that are not prepayments against future royalties are expensed to “cost of goods sold - royalties” in the period when the game is released. Capitalized royalty costs for those videogames that are cancelled or abandoned are charged to “cost of goods sold - royalties” in the period of cancellation.

Beginning upon the related videogame’s release, capitalized royalty costs are amortized to “cost of goods sold – royalties,” based on the ratio of current revenues to total projected revenues for the specific videogame, generally resulting in an amortization period of twelve months or less.

We evaluate the future recoverability of capitalized royalty costs on a quarterly basis. For videogames that have been released in prior periods, the primary evaluation criterion is actual title performance. For videogames that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific videogame to which the royalties relate. Criteria used to evaluate expected game performance include: historical performance of comparable videogames developed with comparable technology; orders for the videogame prior to its release; and, for any videogame sequel, estimated performance based on the performance of the videogame on which the sequel is based.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized royalty costs. In evaluating the recoverability of capitalized royalty costs, the assessment of expected videogame performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual videogame sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Intellectual Property Licenses.  Intellectual property license costs consist of fees paid by us to license the use of trademarks, copyrights, and software used in the development of videogames. Depending on the agreement, we may use acquired intellectual property in multiple videogames over multiple years or for a single videogame. When no significant performance remains with the licensor upon execution of the license agreement, we record an asset and a liability at the contractual amount. We believe that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, we record the payments as an asset when paid to the licensee and as a liability upon achievement of certain contractual milestones rather than upon execution of the agreement. We classify these obligations as current liabilities to the extent they are contractually due within the next 12 months. Capitalized intellectual property license costs for those videogames that are cancelled or abandoned are charged to “cost of goods sold - intellectual property licenses” in the period of cancellation.

Beginning upon the related videogame’s release, capitalized intellectual property license costs are amortized to “cost of sales - intellectual property licenses” based on the greater of: (1) the ratio of current revenues for the specific videogame to total projected revenues for all videogames in which the licensed property will be utilized or (2) the straight-line amortization based on the useful lives of the asset. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year.

We evaluate the future recoverability of capitalized intellectual property license costs on a quarterly basis. For videogames that have been released in prior periods, the primary evaluation criterion is actual title performance. For videogames that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific videogames to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected game performance include: historical performance of comparable videogames developed with comparable technology; orders for the game prior to its release; and, for any videogame sequel, estimated performance based on the performance of the videogame on which the sequel is based. Further, as intellectual property licenses may extend for multiple videogames over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors, such as the success of other products and/or entertainment vehicles utilizing the intellectual property and the holder’s right to continued promotion and exploitation of the intellectual property.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized intellectual property license costs. In evaluating the recoverability of capitalized intellectual property license costs, the assessment of expected game performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual videogame sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Revenue Recognition.  We recognize revenues from the sale of our videogames upon the transfer of title and risk of loss to the customer.   We recognize revenues for software titles when (1) there is persuasive evidence that an arrangement with the customer exists, which is generally a purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable, and (4) collection of the customer receivable is deemed probable. Our payment arrangements with customers typically provide for net 30 and 60 day terms. Advances received for licensing and exclusivity arrangements are reported on the consolidated balance sheets as deferred revenues until we meet our performance obligations, at which point the revenues are recognized. Revenue is recognized after deducting estimated reserves for returns, price protection and other allowances. In circumstances when we do not have a reliable basis to estimate returns and price protection or we are unable to determine that collection of a receivable is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

We have an arrangement pursuant to which we distribute videogames co-published with another company for a fee based on the gross sales of the videogames.  Under the arrangement, we bear the inventory risk as we purchase and take title to the inventory, warehouse the inventory in advance of orders, ship the inventory and invoices its customers for videogame shipments.  Also under the arrangement, we bear the credit risk as the supplier does not guarantee returns for unsold videogames and we are not reimbursed by the supplier in the event of non-collection. We record the gross amount of revenue under the arrangement as we are not acting as an agent for the principal in the arrangement.

Stock-Based Compensation. We account for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation. ASC 718 requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statements of operations.

Stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We account for equity instruments issued to non-employees in accordance with ASC Topic 505, Equity, Subtopic 50, Equity-Based Payments to Non-Employees.

We estimate the value of employee, non-employee director and non-employee stock options on the date of grant using the Black-Scholes option pricing model. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Amortizable Intangible Assets. Intangible assets subject to amortization are carried at cost less accumulated amortization. Amortizable intangible assets consist of game sequels, non-compete agreements and distribution agreements. Intangible assets subject to amortization are amortized over the estimated useful life in proportion to the pattern in which the economic benefits are consumed, which for some intangibles assets are approximated by using the straight-line method. Long-lived assets including amortizable intangible assets are reviewed for impairment in accordance with ASC Topic 360, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets and amortizable intangible assets is based on the amount by which the carrying value exceeds the fair value of the asset.

Assessment of Impairment of Goodwill. ASC Topic 350, Intangibles – Goodwill and Other, Subtopic 20, Goodwill , (“ASC 350-20”) requires a two-step approach to testing goodwill for impairment. ASC 350-20 requires that the impairment test be performed at least annually by applying a fair-value-based test. The first step measures for impairment by applying fair-value-based tests. The second step (if necessary) measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities.

To determine the fair values of the reporting units used in the first step, we use a combination of the market approach, which utilizes comparable companies’ data and/or the income approach, or discounted cash flows. Each step requires us to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include long-term growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates based on our weighted average cost of capital, future economic and market conditions and determination of appropriate market comparables. These estimates and assumptions have to be made for each reporting unit evaluated for impairment. Our estimates for market growth, our market share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying business. Our business consists of publishing and distributing interactive entertainment software and content using both established and emerging intellectual properties and our forecasts for emerging intellectual properties are based upon internal estimates and external sources rather than historical information and have an inherently higher risk of accuracy. If future forecasts are revised, they may indicate or require future impairment charges. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Change in Fair Value of Warrant Liability. We are required to classify the fair value of certain warrants issued as a liability, with subsequent changes in fair value to be recorded as income (loss) on change in fair value of warrant liability. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. Our estimate of the expected volatility is based on historical volatility. The expected term of the warrants is based on the time to expiration of the warrants from the date of measurement. Risk-free interest rates are derived from the yield on U.S. Treasury debt securities. We will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expired or are amended in a way that would no longer require these warrants to be classified as a liability.

Consolidated Results of Operations

The following table sets forth our results of operations expressed as a percentage of net revenues for the three months and six months ended December 31, 2010 and 2009:

	For the three months ended December 31,		For the six months ended December 31,
	2010	2009	2010	2009

Net revenues	100.0%	100.0%	100.0%	100.0%

Cost of goods sold:
Product costs	41.5%	51.2%	43.3%	32.5%
Royalties	44.2%	16.1%	36.3%	24.7%
Intellectual property licenses	1.3%	0.9%	2.2%	0.8%
Total cost of goods sold	86.9%	68.2%	81.8%	58.0%

Gross profit	13.1%	31.8%	18.2%	42.0%

Operating expenses (income):
Warehousing and distribution	3.8%	3.2%	3.9%	2.3%
Sales and marketing	13.0%	22.0%	21.0%	21.9%
General and administrative	28.0%	29.6%	45.2%	22.8%
Litigation costs	-%	30.6%	-%	11.5%
Gain on settlement of trade payables	-%	(32.4)%	(6.6)%	(12.2)%
Total operating expenses	44.8%	53.0%	63.6%	46.3%

Loss from operations	(31.7)%	(21.2)%	(45.4)%	(4.3)%

Other expenses (income):
Change in fair value of warrant liability	(20.5)%	-%	(34.4)%	-%
Interest and financing costs, net	16.7%	5.1%	25.9%	3.0%

Net loss	(27.9)%	(26.3)%	(36.9)%	(7.3)%

Three Months Ended December 31, 2010 and 2009

Net Revenues. Net revenues for the three months ended December 31, 2010 were $7,470,053, a decrease of $2,593,899, or 26%, from net revenues of $10,063,952 for the three months ended December 31, 2009. The decrease in net revenues was primarily driven by the decrease in units shipped during the three months ended December 31, 2010 versus the three months ended December 31, 2009.  For the three months ended December 31, 2010, the number of videogame units sold decreased to approximately 464,000, a decrease of 181,000 units from 645,000 sold in the prior period. Average net revenue per videogame unit sold increased 3%, from $15.60 to $16.10 for the three months ended December 31, 2009 and 2010, respectively. This average increase in price per unit is due to selling more units for next generation platforms (Xbox 360, PlayStation 3), which have a higher Manufacturer’s Suggested Retail Price (“MSRP”), during the three months ended December 31, 2010 versus the prior period.

Cost of Goods Sold.  Cost of goods sold for the three months ended December 31, 2010 decreased to $6,491,868, down $376,488, or 5%, from $6,868,356 for the prior period. Product costs for the three months ended December 31, 2010 decreased $2,052,160, or 40%, from the comparable period in 2009.  This decrease was primarily driven by the decrease in units shipped.  The cost of royalty expense for the three months ended December 31, 2010 was $3,298,538, an increase of 104%, from royalty expense of $1,618,962 for the three months ended December 31, 2009.  This increase is primarily attributable to expense associated with the sale of our co-publishing games, Nail’d, SBK X, and NewU Yoga & Pilates Workout.

Gross Profit.  For the three months ended December 31, 2010 and 2009, gross profit decreased to $978,185 from $3,195,596, or 69%. Gross profit margin decreased to approximately 13% for the three months ended December 31, 2010 from 32% in the same period in 2009. The decrease in gross profit is attributed to increased royalty expense associated with the sale of co-publishing titles during the three months ended December 31, 2010 versus the prior period.

Warehousing and Distribution Expenses.  For the three months ended December 31, 2010 and 2009, warehousing and distribution expenses were $282,327 and $320,723, respectively, resulting in an decrease of 12%. This decrease is primarily attributed to the decrease in units produced and shipped.

Sales and Marketing Expenses. For the three months ended December 31, 2010, sales and marketing expenses decreased 56% to $974,498 from $2,215,620 for the three months ended December 31, 2009. This decrease is primarily due to our cost reduction strategy.  Sales and marketing costs vary on a videogame by videogame basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes.

Gain on Settlement of Trade Payables.  For the three months ended December 31, 2010 and 2009, the gain on settlement of trade payables was $-0- and $3,256,489, which was the result of negotiations with various unsecured creditors for the settlement and payment of trade payables at amounts less than the recorded liability.

General and Administrative Expenses.  For the three months ended December 31, 2010, general and administrative expenses decreased $882,862 to $2,091,082 from $2,973,944 for the prior period. Wages included in general and administrative expenses decreased from $1,019,144 for the three months ended December 31, 2009 to $643,880 for the three months ended December 31, 2010, a decrease of 37%.  Professional fees increased 41% from $632,714 for the three months ended December 31, 2009 to $891,810 for the three months ended December 31, 2010, as a result of legal fees associated with the successful resolution of the Nobilis litigation. Travel and entertainment expenses were $61,828 for the three months ended December 31, 2009, as compared to $71,580 for the three months ended December 31, 2010.  General and administrative expenses as a percentage of net revenues decreased, to approximately 28% for the three months ended December 31, 2010 from 30% for the prior period.  In addition, for the three months ended December 31, 2010, general and administrative expenses includes $61,877 for noncash compensation related to employee stock options and restricted stock granted, a decrease of $129,528, or 68%, from the comparable period in 2009.

Operating Loss. For the three months ended December 31, 2010, our operating loss was $2,369,722, an increase of $236,314, or 11%, over operating loss of $2,133,408 for the prior period.

Change in Fair Value of Warrant Liability. We are required to classify the fair value of certain warrants issued as a liability, with subsequent changes in fair value to be recorded as income (loss) on change in fair value of warrant liability. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. This revaluation resulted in a gain of $1,531,323, which we recorded to operations during the three months ended December 31, 2010.

Interest and Financing Costs.  For the three months ended December 31, 2010, interest and financing costs increased to $1,244,436 from $508,858 for the prior period due to due to amortization of debt issuance costs, interest attributed to the secured convertible debt, amortization of the secured convertible debt discount, and interest associated with the production advance payable. Amortization of debt issuance costs amounted to $135,186 for the three months ending December 31, 2010. Interest attributed to the secured convertible debt totaled $263,223 and amortization of the secured convertible debt discount was $361,563 for the three months ending December 31, 2010. Interest associated with the production advance payable totaled $294,018 for the three months ending December 31, 2010.

Net Loss. For the three months ended December 31, 2010, our net loss was $2,082,835, a decrease of $559,431, or 21%, over net loss of $2,642,266 for the prior period.

Six Months Ended December 31, 2010 and 2009

Net Revenues. Net revenues for the six months ended December 31, 2010 were $8,901,912, a decrease of $17,871,689, or 67%, from net revenues of $26,773,601 for the six months ended December 31, 2009. The decrease in net revenues was primarily driven by a decrease in units produced and shipped during the six months ended December 31, 2010 versus the six months ended December 31, 2009.  For the six months ended December 31, 2010, the number of videogame units sold decreased to approximately 599,000, a decrease of 783,000 units from 1,382,000 sold in the prior period. Average net revenue per videogame unit sold decreased 23%, from $19.37 to $14.86 for the six months ended December 31, 2009 and 2010, respectively. This average decrease in price per unit is due to the sale of predominantly older titles during the six months ended December 31, 2010, which were marked down considerably, versus the prior period when the majority of the sales incurred were comprised of new releases.

Cost of Goods Sold.  Cost of goods sold for the six months ended December 31, 2010 decreased to $7,281,935, down $8,253,438, or 53%, from $15,535,373 for the prior period. Product costs for the six months ended December 31, 2010 decreased $4,837,564, or 56%, from the comparable period in 2009. The cost of royalty expense for the six months ended December 31, 2010 was $3,231,430, a decrease of 51%, from royalty expense of $6,619,633 for the six months ended December 31, 2009. These decreases were primarily driven by the decrease in units produced and sold.

Gross Profit.  For the six months ended December 31, 2010 and 2009, gross profit decreased to $1,619,977 from $11,238,228, or 86%. Gross profit margin decreased to approximately 18% for the six months ended December 31, 2010 from 42% in the same period in 2009. The decrease in gross profit is attributed to high royalty costs attributed to the sale of co-publishing titles as well as lower selling price due to the sale of older titles during the six months ended December 31, 2010 versus the prior period.

Warehousing and Distribution Expenses.  For the six months ended December 31, 2010 and 2009, warehousing and distribution expenses were $348,416 and $607,234, respectively, resulting in a decrease of 43%. This decrease is primarily attributed to the significant decline in units produced and shipped.

Sales and Marketing Expenses. For the six months ended December 31, 2010, sales and marketing expenses decreased 68% to $1,871,169 from $5,870,676 for the six months ended December 31, 2009. This decrease is primarily due to our cost reduction strategy as well as the decrease in the number of new titles released during the six months ended December 31, 2010 versus the prior period.  Sales and marketing costs vary on a videogame by videogame basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Included in sales and marketing expenses for the six months ended December 31, 2010 and 2009 is a non-cash charge of $9,509 and $39,818, respectively, for stock options granted to vendors and other non-employees.

Gain on Settlement of Trade Payables.  For the six months ended December 31, 2010 and 2009, the gain on settlement of trade payables was $585,122 and $3,256,489, which was the result of negotiations with various unsecured creditors for the settlement and payment of trade payables at amounts less than the recorded liability.

General and Administrative Expenses.  For the six months ended December 31, 2010, general and administrative expenses decreased $2,065,315 to $4,023,397 from $6,088,712 for the prior period. Wages included in general and administrative expenses decreased from $1,981,694 for the six months ended December 31, 2009 to $1,360,447 for the six months ended December 31, 2010, a decrease of 31%.  Professional fees decreased 45% from $1,910,561 for the six months ended December 31, 2009 to $1,044,865 for the six months ended December 31, 2010, as a result of prior period litigation costs and accounting fees. Travel and entertainment expenses were $115,151 for the six months ended December 31, 2009, as compared to $150,144 for the six months ended December 31, 2010.  General and administrative expenses as a percentage of net revenues increased, to approximately 45% for the six months ended December 31, 2010 from 23% for the prior period.  In addition, for the six months ended December 31, 2010, general and administrative expenses includes $204,774 for noncash compensation related to employee stock options and restricted stock granted, a decrease of $115,328, or 36%, from the comparable period in 2009.

Operating Loss. For the six months ended December 31, 2010, our operating loss was $4,037,883, an increase of $2,890,772, or 252%, over operating loss of $1,147,111 for the prior period.

Change in Fair Value of Warrant Liability. We are required to classify the fair value of certain warrants issued as a liability, with subsequent changes in fair value to be recorded as income (loss) on change in fair value of warrant liability. The fair value of the warrants is determined using the Black-Scholes option pricing model and is affected by changes in inputs to that model including our stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. This revaluation resulted in a gain of $3,062,646, which we recorded to operations during the six months ended December 31, 2010.

Interest and Financing Costs.  For the six months ended December 31, 2010, interest and financing costs increased to $2,308,532 from $808,174 for the prior period due to amortization of debt issuance costs, interest attributed to the secured convertible debt, amortization of the secured convertible debt discount, and interest associated with the production advance payable. Amortization of debt issuance costs amounted to $201,278 for the six months ending December 31, 2010. Interest attributed to the secured convertible debt totaled $413,416 and amortization of the secured convertible debt discount was $723,125 for the six months ending December 31, 2010. Interest associated with the production advance payable totaled $572,878 for the six months ending December 31, 2010.

Net Loss. For the six months ended December 31, 2010, our net loss was $3,283,769, an increase of $1,328,484, or 68%, over net loss was $1,955,285 for the prior period.

Quarterly Operating Results Not Meaningful

Our quarterly net revenues and operating results have varied widely in the past and can be expected to vary in the future due to numerous factors, several of which are not under our control. These factors include the timing of our release of new titles, the popularity of both new titles and titles released in prior periods, changes in the mix of titles with varying gross margins, the timing of customer orders, and fluctuations in consumer demand for gaming platforms. Accordingly, our management believes that quarter-to-quarter comparisons of our operating results are not meaningful.

Liquidity and Capital Resources

Our primary cash requirements have been to fund (i) the development, manufacturing and marketing of our videogames, (ii) working capital, and (iii) capital expenditures. Historically, we have met our capital needs, including working capital, capital expenditures and commitments, through our operating activities, our credit arrangements, through the sale of our equity securities, and, prior to the reverse acquisition, loans from related parties and our shareholders.  Our cash and cash equivalents were $78,631 at December 31, 2010 and $92,893 at June 30, 2010.

Factoring Agreement. On July 12, 2010, we entered into a factoring agreement (the “Factoring Agreement”) with Rosenthal & Rosenthal, Inc. (“Rosenthal  & Rosenthal”).  Under the Factoring Agreement, we agreed to sell receivables arising from sales of inventory to Rosenthal & Rosenthal.  Under the terms of the Factoring Agreement, we are selling all of our receivables to Rosenthal & Rosenthal.  For the approved receivables, Rosenthal & Rosenthal will assume the risk of collection. We have agreed to pay Rosenthal & Rosenthal a commission of .60% of the amount payable under all of our invoices to most of our customers against a minimum commission of $30,000 multiplied by the number of months in a contract period, with the first period being 12 months and the second 7 months.  All payments received by Rosenthal & Rosenthal are payable to us after amounts due to Rosenthal & Rosenthal are satisfied.  Under the Factoring Agreement, we have the right to borrow against payments due us at the rate of 65% of credit approved receivables.  The borrowing rate against non-credit approved receivables is subject to negotiation. The interest rate on borrowings is equal to the greater of prime plus 1.5% per annum or 6.5% per annum.  A $10,000,000 loan cap applies against our borrowings, which is subject to an increase of up to $3,000,000 if shareholders’ equity increases.  The initial term of the Factoring Agreement ends on February 28, 2012.  At December 31, 2010, $864,902 was due to Rosenthal & Rosenthal under the Factoring Agreement.

Accounts Receivable. Generally, we have been able to collect our accounts receivable in the ordinary course of business. We do not hold any collateral to secure payment from customers. We are subject to credit risks, particularly if any of our accounts receivable represent a limited number of customers. If we are unable to collect our accounts receivable as they become due, it could adversely affect our liquidity and working capital position.

At December 31, 2010 and June 30, 2010, amounts due from our three largest customers comprised approximately 61% and 54% of our gross accounts receivable balance, respectively. We believe that the receivable balances from these largest customers do not represent a significant credit risk based on past collection experience, although we actively monitor each customer’s credit worthiness and economic conditions that may impact our customers’ business and access to capital. We continue to monitor the lagging economy, the global contraction of credit markets and other factors as they relate to our customers in order to manage the risk of uncollectible accounts receivable.

Senior Secured Convertible Notes. On July 16, 2010, we entered into a Securities Purchase Agreement with CNH Diversified Opportunities Master Account, L.P., CNH CA Master Account, L.P., AQR Diversified Arbitrage Fund and Terry Phillips, our chairman, for the sale of $5,500,000 of senior secured convertible notes (the “Initial Notes”) and related warrants.  Mr. Phillips’ Initial Note was issued in exchange for a junior secured convertible note originally issued to him on April 30, 2010.  We received $5,000,000 in cash for $5,000,000 of the senior secured convertible notes and exchanged a $500,000 prior junior secured convertible note for $500,000 of the senior secured convertible notes.

On August 31, 2010, we entered into an Amended and Restated Securities Purchase Agreement, pursuant to which we sold an aggregate of $2,000,000 of a new series of senior secured convertible promissory notes (the “Additional Notes”) to AQR Opportunistic Premium Offshore Fund, L.P., Advanced Series Trust, solely on behalf of the AST Academic Strategies Asset Allocation Portfolio, and Terry Phillips, our chairman.  We received $2,000,000 in cash for $2,000,000 of the Additional Notes, of which $200,000 was paid by Mr. Phillips.

On December 31, 2010, we failed to make a timely payment of interest required under its secured convertible notes (the “Notes”).  Such failure triggered a default provision under the Notes following a seven day cure period.  On February 16, 2011, we entered into a Waiver and Forbearance Agreement (each, a “Waiver Agreement” and collectively, the “Waiver Agreement”) with the holders of the Notes.  Pursuant to the Waiver Agreements, the holders of the Notes waived their rights of redemption and remedies regarding our failure to have paid the required interest and agreed to forbear from exercising all remedies available in connection with such failure until March 15, 2011. Pursuant to the Waiver Agreement, we are not required to pay the required interest until March 15, 2011 and the interest rates under the Notes increase to 15% and 29%, as applicable, from December 31, 2010 to March 15, 2011.

Purchase Order Assignment Agreement.  On September 20, 2010, we entered into a master purchase order assignment agreement with Wells Fargo Bank, National Association. Under the terms of the agreement, we may request that Wells Fargo accept the assignment of customer purchase orders and request that Wells Fargo purchase the required materials to fulfill such purchase orders.  If accepted, Wells Fargo, in turn, will retain us to manufacture, process, and ship the ordered goods. Wells Fargo’s aggregate outstanding funding under the agreement shall not exceed $2,000,000. Upon receipt of customer payments by Wells Fargo, we will be paid a fee for its services, with such fee calculated pursuant to the terms of the agreement. Also from such customer payments, Wells Fargo shall be entitled to receive the following: (1) a transaction initiation and set-up fee equal to 1.5% of the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo; (2) a daily maintenance fee equal to 0.05% of all amounts (including letters of credit) advanced by Wells Fargo which remain outstanding for more than 30 days; and (3) a product advance fee equal to (a) the prime rate plus 2%, divided by 360, multiplied by (b) (i) the aggregate amount outstanding on all amounts (including letters of credit) advanced by Wells Fargo on account of purchases of products or other advances made in connection with a customer purchase order, multiplied (ii) by the number of days from the earlier of (A) the date on which any such letter of credit or purchase order or financial accommodation is negotiated into cash, or (B) the date funds are advanced by other than issuing a letter of credit or purchase order. A security agreement secures the advances made to us under this agreement.

Although there can be no assurance, we believe our current cash and cash equivalents and projected cash flow from operations, along with availability under our factoring line and Wells Fargo agreement, will provide us with sufficient liquidity to satisfy our cash requirements for working capital, capital expenditures and commitments through at least the next 12 months. Our belief is based upon the revenues we anticipate generating from two video games, many of our creditors are providing us with concessions on payment terms and we have, but for one litigation claim, limited exposure within the next 12 months, for the litigation in which we are involved. In addition, if we were unable to fully fund our cash requirements through current cash and cash equivalents and projected cash flow from operations, we would need to obtain additional financing through a combination of equity and debt financings. If any such activities become necessary, there can be no assurance that we would be successful in obtaining additional financing. In their report on our audited financial statements for the year ended June 30, 2010, our independent registered public accounting firm included an explanatory paragraph regarding concerns about our ability to continue as a going concern. See "Note 1. Summary of Significant Accounting Policies- Going Concern" to our condensed consolidated financial statements included elsewhere in this report for additional information.

Cash Flows. We expect that we will make expenditures relating to advances on royalties to third-party developers to which we have made commitments to fund. Cash flows from operations are affected by our ability to release successful titles. Though many of these titles have substantial royalty advances and marketing expenditures, once a title recovers these costs, incremental net revenues typically will directly and positively impact cash flows. However, if sales projections or the release schedule dates do not meet our forecast, this could have a negative impact on our cash flows.

For the six months ended December 31, 2010 we had net cash used in operating activities of $1,724,228, and in 2009 we had net cash provided by operating activities of $6,932.

During the six months ended December 31, 2010, investing activities resulted in net cash used of $16,737 and during the six months ended December 31, 2009, investing activities resulted in net cash provided of $330,438. The cash provided was a result of the increase in restricted cash during the six months ended December 31, 2009.

During the six months ended December 31, 2010, financing activities resulted in net cash provided of $1,957,992 and during the six months ended December 31, 2009, financing activities resulted in net cash used of $417,319.

International Operations. Net revenue earned outside of North America is principally generated by our operations in Europe, Australia and Asia. For the three months ended December 31, 2010 and 2009, approximately 4% and 27%, respectively, of our net revenue was earned outside of the U.S. We are subject to risks inherent in foreign trade, including increased credit risks, tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays and international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

Item 3.   Quantitative and Qualitative Disclosures about Market Risk

For quantitative and qualitative disclosures about market risk, see Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” of our annual report on Form 10-K for the year ended June 30, 2010. Our exposures to market risk have not changed materially since June 30, 2010.

Item 4.  Controls and Procedures

Restatement of Previously Issued Financial Statements

On September 11, 2009, we filed an amendment to our quarterly report on Form 10-Q for the quarter ended March 31, 2009 with the Securities Exchange Commission (the “SEC”) to restate our previously issued financial statements included in the report. In connection with that filing, during the first fiscal quarter of 2010, management reevaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)). Based on that reevaluation, our chief executive officer, who was then also serving as our interim chief financial officer, and in consultation with our chairman, concluded that our disclosure controls and procedures were not effective as of March 31, 2009 as a result of a number of material weakness in our internal control over financial reporting, all of which, other than as set forth in the following paragraph, were remediated during the fiscal year ended June 30, 2010 and disclosed in our Form 10-K for such period.

•
There were material operational deficiencies related to the preparation and review of financial information during our quarter end closing process. These items resulted in more than a remote likelihood that a material misstatement or lack of disclosure within our interim financial statements would not be prevented or detected. Our senior financial management lacked the necessary experience and we did not maintain a sufficient number of qualified personnel to support our financial reporting and close process. This reduced the likelihood that such individuals could detect a material adjustment to our books and records or anticipate, identify, and resolve accounting issues in the normal course of performing their assigned functions. This material weakness resulted in adjustments to inventories, accounts payable, accrued royalties, accrued expenses and other current liabilities, due to shareholders, additional paid-in capital, product costs, royalties, sales and marketing and general and administrative expenses in our condensed consolidated financial statements for the three and nine month periods ended March 31, 2009.

Evaluation of Disclosure Controls and Procedures

An evaluation was carried out under the supervision and with the participation of our management, including our chief executive officer and our chief financial officer, and in consultation with our chairman, of the effectiveness of the design and operation of our disclosure controls and procedures, to ensure that the information required to be disclosed by us in this quarterly report was recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and Form 10-Q and that such information required to be disclosed was accumulated and communicated to management, including our chief executive officer and our chief financial officer, to allow timely decisions regarding required disclosure. Based upon this reevaluation, our chief executive officer and our chief financial officer, concluded that our disclosure controls and procedures were not effective as of December 31, 2010 as a result of the material weakness in our internal control over financial reporting identified in the paragraph above.

Changes in Internal Control over Financial Reporting

As discussed above, as of December 31, 2010, we had a material weakness in our internal control over financial reporting.

In addition to the remediation measures described below under the heading “Remediation Steps to Address Material Weakness,” we have made the following changes to address the previously reported material weaknesses in internal control over financial reporting and disclosure controls and procedures:

•	we implemented a closing calendar and consolidation process that includes accrual based financial statements being reviewed by qualified personnel in a timely manner;

•	we review consolidating financial statements with senior management and the audit committee of the board of directors;

•	we complete disclosure checklists for both GAAP and SEC required disclosures to ensure disclosures are complete;

•	we did appoint a chief financial officer with the requisite experience in internal accounting in the videogame industry and made other related personnel changes to improve our internal controls;

•	we engaged external consultants to backfill duties and controls performed by the chief financial officer upon her exit from our company;

•
we have enhanced our computer software and internal procedures related to information technology in order to migrate from spreadsheet applications into automated functions within the accounting system;

•	we have implemented access controls into our financial accounting software;

•
we have made staff changes so that the accounting persons responsible for the preparation of external reporting, including public filings, are qualified accountants who stay abreast of new requirements through subscriptions and training. New pronouncements are summarized and reported to accounting staff, management and the audit committee as appropriate; and

•	we continue to communicate and enforce all policies and procedures relating to purchasing for our company.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law.  This legislation includes an exemption for companies with less than $75 million in market capitalization (non-accelerated filers) to Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires an external auditor’s report on the effectiveness of a registrant’s internal control over financial reporting.  The SEC has not published a final rule on this new law.  We are in the process of determining the effects, if any, of this new law.

Remediation Steps to Address Material Weakness

During the quarter ended December 31, 2010, we continued to remediate the remaining material weakness in our internal controls over financial reporting by putting in effect further additional controls to restrict access to our automated accounting system and restricting access to our automated accounting system to only those employees under the direct supervision of our Chief Executive Officer.

Management anticipates that the actions described above and the resulting improvements in controls will strengthen its internal control over financial reporting relating to the preparation of the condensed consolidated financial statements. As we improve our internal control over financial reporting and implement remediation measures, we may supplement or modify the remediation measures described above. Management is committed to implementing effective control policies and procedures and will continually update our Audit Committee as to the progress and status of our remediation efforts to ensure that they are adequately implemented.

PART II

Item 1.   Legal Proceedings

In September 2010, we instituted summary proceedings in the Lyon France Commercial Court against Nobilis Group in which we have alleged the Licensing and Distribution Agreements for the games we were to obtain and have obtained from Nobilis, including the My Baby games, were wrongfully terminated. We are seeking the reinstatement of the agreements and damages associated with the actions of Nobilis.  Following a hearing on October 26, 2010, the court rendered a temporary summary judgment reinstating the agreement for My Baby First Steps and ordered Nobilis to advise Nintendo to build all products pursuant to the My Baby First Steps contract, which includes the My Baby First Steps game and an additional fourteen games. On December 7, 2010, the court confirmed its reinstatement of the agreement and that Nobilis’ termination of the agreement was null and void.

On September 3, 2010, we, Mr. Phillips, our chairman, and Melanie J. Mroz, our CEO, received Wells Notices from the staff of the SEC (the “Staff”) advising that the staff will recommend that the SEC institute a cease and desist proceeding against us and Ms. Mroz with respect to our alleged violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and certain rules adopted thereunder, and bring a civil injunctive action against Mr. Phillips for abiding and abetting the foregoing violations of our company. In addition, the Staff intends to recommend that, in the civil action, the SEC seek a civil penalty against Mr. Phillips. These alleged violations result from the facts underlying then need to file an amended quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009.

In October 2010, BVT Games Fund IV Dynamic GmbH & Company (“Fund IV”), an investment fund based in Germany that finances the development of video games, filed suit against us in the Regional Court in Munich, Germany to recover funds advanced to us to manufacture two titles which a sister fund, BVT Games Fund III Dynamic GmbH & Company (“Fund III”), had financed. A distribution agreement existed for these titles with Phillips Sales, Inc. (“Phillips Sales”) and not us although we had guaranteed the obligations of Phillips Sales.  In this litigation, Fund IV is seeking €3,115,341 (approximately USD $4.1 million) plus interest. We are actively contesting this litigation and believe that we have multiple defenses. The liability associated with the production advance is reflected in our condensed consolidated financial statements.

In November 2010, we first learned that III had obtained a judgment against us in the Regional Court in Munich, Germany, seeking payments of approximately €2,300,000 (approximately USD $3.0 million) due under the above-referenced distribution agreement. Prior to gaining such knowledge, Fund III served upon our then chief financial officer, as required by law, what was supposed to be the English translation of the lawsuit which Fund III had filed. Instead, Fund III served upon us a translation of the Fund IV lawsuit that Fund IV intended to serve on us. Because we knew of the filing of the Fund IV case before being properly served with that case, we had already engaged German counsel to represent our interests in the Fund IV case. Since German counsel’s representation had been noted in the Fund IV case, counsel was awaiting notice from the court or opposing counsel that service of the Fund IV case had occurred. Therefore, when the Fund III case was served with a translation of the Fund IV case, we took no action since we believed this matter was already in the hands of our attorney. The failure to respond resulted in a default judgment in the Fund III case for which no proper translation has yet been received. Because of this error in translation, we are seeking to have the judgment vacated and believes we will be successful in this regard. We are of the opinion when, and if, we are required to defend the litigation, that we have strong defenses to assert, including that Phillips Sales is not obligated to Fund III thereby avoiding our guaranty obligation. We cannot predict the potential outcome.  No amounts have been recorded in our condensed consolidated financial statements in connection with the liability underlying the claim.

In November 2010, in connection with the Circuit City Stores, Inc. (“Circuit City”) bankruptcy proceedings, the Trustee of the Circuit City Liquidating Trust filed a lawsuit against us in United States Bankruptcy Court in the Eastern District of Virginia for the avoidance of payments totaling $1,155,300 as allegedly preferential transfers paid to us during the 90 days preceding the filing of the bankruptcy petition of Circuit City on November 10, 2008. We believe that we have meritorious defenses to these avoidance actions, intend to vigorously defend against them and believe that the likelihood of the avoidance actions prevailing is remote. Accordingly, we have not accrued any loss reserve related to this claim.

On January 26, 2011, Codemasters Group Holdings Limited (“Codemasters”) filed suit against us in the United States District Court for the Eastern District of Virginia, Richmond Division, seeking to enforce a settlement agreement under which Codemasters claims that $1,265,000 is due.  No answer has yet been filed.  We recognize our liability to Codemasters which has been recorded on our books but believe we are entitled to certain credits which Codemasters has not reflected in its lawsuit. It is our intent to try to resolve this matter with Codemasters.

Other than the foregoing, there have been no material development in any material legal proceedings. From time to time, however, we are named as a defendant in legal actions arising from our normal business activities. Although we cannot accurately predict the amount of our liability, if any, that could arise with respect to legal actions currently pending against us, we do not expect that any such liability will have a material adverse effect on our consolidated financial position, operating results or cash flows. We believe that we have obtained adequate insurance coverage, rights to indemnification, or where appropriate, have established reserves in connection with these legal proceedings.

Item 1A.   Risk Factors

“Item 1A. Risk Factors” of our annual report on Form 10-K for the year ended June 30, 2010 includes a discussion of our risk factors.  Except as presented below, there have been no material changes to risk factors as previously disclosed in our annual report on Form 10-K filed with the Securities and Exchange Commission on October 13, 2010.

We have a history of operating losses and negative cash flows from operating activities and we anticipate such losses and negative cash flows in future reporting periods.  Unless we are able to generate operating profits and positive cash flows from operating activities, we may not be able to continue operations in the manner we have in the past, or at all.

For the six months ended December 31, 2010 and for the fiscal years 2010 and 2009, our operating losses were $4,037,883, $4,205,300 and $11,807,405, respectively, and negative cash flows from operating activities were $1,724,228, $961,475 and $3,251,878.  We expect operating losses and negative cash flows from operating activities to continue in future reporting periods and to possibly increase from current levels if we increase expenditures for sales and marketing, license fees and general business enhancement to support efforts to grow our business.  Increase in on-going operating expenses would require us to generate significant revenues to achieve profitability.  Consequently, we cannot predict when we would achieve profitability.  Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.  If we are unable to achieve or sustain profitability in the future, we may be unable to continue our operations in the manner we have in the past, or all.

We are exposed to legal proceedings and contingent liabilities that could result in material liabilities that we have not reserved against and the incurrence of which could adversely affect our results of operations or significantly harm our business.

We are a party to various legal proceedings described in Part II, Item 1. Legal Proceedings and are subject to certain important contingent liabilities described more fully under the caption “Contingencies” in the notes to our condensed consolidated financial statements included in this report. If one or more of these legal proceedings or contingent liabilities, or others that may later arise, were to be resolved in a manner adverse to us, we could suffer losses that are material to our business, results of operations and financial condition. We have established reserves for these contingent liabilities, and certain of these contingent liabilities, if resolved at levels exceeding the reserved amounts, could have a material adverse effect on our business, results of operations and financial condition in addition to the effect of any potential monetary judgment or sanction against us.  Furthermore, any legal proceedings, regardless of the outcome, could result in substantial costs and diversion of resources that could have a material adverse effect on our business, results of operations, and financial condition.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3.  Defaults Upon Senior Securities

None.

Item 4.  (Removed and Reserved)

Item 5.  Other Information

On February 16, 2011, the Company entered into a Waiver and Forbearance Agreement (each, a “Waiver Agreement” and collectively, the “Waiver Agreements”) with the holders of the Notes (see Note 6).  Pursuant to the Waiver Agreements, the holders of the Notes waived their right of redemption and remedies regarding the Company’s failure to have paid the required interest and agreed to forbear from exercising all remedies available in connection with such failure until March 15, 2011. Pursuant to the Waiver Agreement, we are not required to pay the required interest until March 15, 2011 and the interest rates under the Notes increase to 15% and 29%, as applicable, from December 31, 2010 to March 15, 2011. The description of the Waiver Agreements and the terms thereof are qualified in their entirety to the full text of the form of Waiver Agreements, which is filed as an exhibit hereto and incorporated herein by reference.

Item 6.   Exhibits

Exhibit
Number	Exhibit

3.1(1)	Amended and Restated Certificate of Incorporation.
3.2(1)	Amended and Restated Bylaws.
3.2(2)	First Certificate of Amendment of Amended and Restated Certificate of Incorporation.
10.1*	Form of Guarantee, dated July 7, 2010, executed by the Registrant, certain of its subsidiaries and its chairman.
10.2*	Form of General Security Agreement, dated July 12, 2010, executed by the Registrant and certain of its subsidiaries.
10.3*	Form of Waiver and Forbearance Agreement, dated February 16, 2011, between the Registrant and each holder of the Notes.
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a), promulgated under the Securities Exchange Act of 1934, as amended.
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a), promulgated under the Securities Act of 1934, as amended.
32.1*	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith
(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K of the Registrant filed with the Securities and Exchange Commission on May 15, 2008.
(2)	Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q of the Registrant filed with the Securities and Exchange Commission on November 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHPEAK INTERACTIVE CORPORATION

	By:	/s/ Melanie Mroz
Melanie Mroz President and Chief Executive Officer

/s/ James Huyck
James Huyck Senior Cost Accountant
(Principal Accounting Officer)
Date: February 17, 2011

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

10.1*	Form of Guarantee, dated July 7, 2010, executed by the Registrant, certain of its subsidiaries and its chairman.
10.2*	Form of General Security Agreement, dated July 12, 2010, executed by the Registrant and certain of its subsidiaries.
10.3*	Form of Waiver and Forbearance Agreement, dated February 16, 2011, between the Registrant and each holder of the Notes.
31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a), promulgated under the Securities Exchange Act of 1934, as amended.
31.2*	Certification of Principal Accounting Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a), promulgated under the Securities Act of 1934, as amended.
32.1*	Certification of Chief Executive Officer and Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith

EXHIBIT 10.1

GUARANTEE

New York, New York      Dated: July 7, 2010

In order to induce ROSENTHAL & ROSENTHAL, INC. (herein called "Rosenthal") to make loans, advances or other commitments or grant other financial accommodations to or for the account of (or in reliance on the credit of) _______________________ (herein called "Obligor") and for other good and valuable considerations received, the undersigned irrevocably, absolutely and unconditionally guarantees to Rosenthal payment when due, whether by acceleration or otherwise, of any and all Obligations of the Obligor to Rosenthal. The term "Obligations" shall mean all obligations, liabilities and indebtedness of the Obligor to Rosenthal or an affiliate of Rosenthal, however evidenced, now or hereafter arising including (without limitation) under the Factoring Agreement, dated July 7, 2010, between Rosenthal and Obligor, as the same may have been or may in the future be supplemented and/or amended (the “Factoring Agreement”) and/or under any other financing provided to the Obligor by Rosenthal or an affiliate of Rosenthal, or independent hereof or thereof, whether now existing or incurred from time to time hereafter and whether before or after termination hereof, absolute or contingent, joint or several, matured or unmatured, direct or indirect, primary or secondary, liquidated or unliquidated, and whether arising directly or acquired from others (whether acquired outright, by assignment unconditionally or as collateral security from another and including, without limitation, participations or interest of Rosenthal in obligations of Obligor to others), and including (without limitation) all of Rosenthal's charges, commissions, fees, interest, expenses, costs and attorneys' fees chargeable to Obligor in connection therewith. In addition, the undersigned agrees to indemnify Rosenthal against any loss, damage or liability because of any wrongful acts or fraud of the Obligor.
The undersigned waives notice of acceptance of this guarantee and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any Obligations, or suit or taking other action by Rosenthal against, and any other notice to, any party liable thereon (including the undersigned) and waives any defense, offset or counterclaim to any liability hereunder. Rosenthal may at any time and from time to time (whether or not after revocation or termination of this guarantee) without the consent of, or notice to, the undersigned, without incurring responsibility to the undersigned, without impairing or releasing the obligations of the undersigned hereunder, upon or without any terms or conditions and in whole or in part: (1) change the manner, place or terms of payment, and/or change or extend the time of payment of, renew or alter, any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantee herein made shall apply to the Obligations as so changed, extended, renewed or altered; (2) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the liabilities hereby guaranteed or any liabilities (including any of those hereunder or under any other guarantee of the Obligations) incurred directly or indirectly in respect thereof or hereof, and/or offset thereagainst; (3) exercise or refrain from exercising any rights against the Obligor or others (including the undersigned or under any other guarantee of the Obligations) or otherwise act or refrain from acting; (4) settle or compromise any Obligation, any security therefor or any liability (including any of those hereunder or under any other guarantor of the Obligations)  incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Obligor to creditors of the Obligor other than Rosenthal and the undersigned: and (5) apply any sums by whomsoever paid or howsoever realized to any Obligation to Rosenthal regardless of what liability or liabilities of the Obligor remain unpaid.
No invalidity, irregularity or unenforceability of all or any part of the liabilities hereby guaranteed or of any security therefor or of any other guarantee of the Obligations shall affect, impair or be a defense to this guarantee. The liability of the undersigned hereunder is primary, absolute and unconditional and shall not be subject to any offset, defense or counterclaim of the Obligor. This guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. The books and records of Rosenthal shall be admissible as prima facie evidence of the Obligations. As to the undersigned, this guarantee shall continue until written notice of revocation signed by such undersigned, or, if the undersigned is an individual, until written notice of the death of such undersigned shall in each case have been actually received by Rosenthal, notwithstanding a revocation by, or the death of, or complete or partial release for any cause of any one or more of the other guarantors or of the Obligor, or of any one liable in any manner for the liabilities hereby guaranteed, or for the liabilities (including those herein) incurred directly or indirectly in respect thereof or hereof, and notwithstanding the dissolution, termination or increase, decrease or change in personnel of any one or more of the undersigned which may be partnerships or corporations.

1

No revocation or termination hereof shall affect in any manner rights arising under this guarantee with respect to (a) Obligations which shall have been created, contracted, assumed or incurred prior to receipt by Rosenthal of written notice of such revocation or termination or (b) Obligations which shall have been created, contracted, assumed or incurred after receipt of such written notice pursuant to any contract entered into by the Obligor or by Rosenthal for the benefit of the Obligor prior to receipt by Rosenthal of such notice, or to protect, preserve or realize upon any security for any Obligations; and the sole effect of revocation or termination hereof shall be to exclude from this guarantee liabilities thereafter arising which are unconnected with liabilities theretofore arising or with transactions theretofore entered into.
Upon the happening of either (i) a Default (as defined in the Factoring Agreement) under the Factoring Agreement, or (ii) any event or circumstance included within such definition of Default occurring with respect to the undersigned or any other guarantor of the Obligations, then and in any such event, and at any time thereafter, Rosenthal may, without notice to the Obligor or the undersigned or of any other guarantor of the Obligations, make the Obligations, whether or not then due, immediately due and payable hereunder as to the undersigned or of any other guarantor of the Obligations, and Rosenthal shall be entitled to enforce the obligations of the undersigned hereunder. All sums of money at any time to the credit of the undersigned with Rosenthal and any of the property of the undersigned at any time in the possession of Rosenthal may be held by Rosenthal as security for any and all obligations of the undersigned hereunder, notwithstanding that any of said money or property may have been deposited, pledged or delivered by the undersigned for any other, different or specific purpose. Any and all claims of any nature which the undersigned may now or hereafter have against the Obligor are hereby subordinated to the full payment to Rosenthal of the Obligations and are hereby assigned to Rosenthal as additional collateral security therefor.
In the event Rosenthal takes any action, including retaining attorneys, for the purpose of effecting collection of the Obligations or of any liabilities of the undersigned hereunder, or protecting any of Rosenthal's rights hereunder, the undersigned shall pay all costs and expenses of every kind for protection of the rights of Rosenthal or for collection of the Obligations or such liabilities, including reasonable attorneys' fees.
If claim is ever made upon Rosenthal for repayment or recovery of any amount or amounts received by Rosenthal in payment or on account of any of the Obligations and Rosenthal repays all or part of said amount by reason of (a) any judgment, decree or order of any Court or administrative body having jurisdiction over Rosenthal or any of its property, or (b) any settlement or compromise of any such claim effected by Rosenthal with any such claimant (including the Obligor), then and in such event the undersigned agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the undersigned, notwithstanding any revocation or release hereof or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any such liability of the Obligor, and the undersigned shall be and remain liable to Rosenthal hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Rosenthal. The provisions of this paragraph shall survive, and continue in effect, notwithstanding any revocation or release hereof, unless such revocation or release shall specifically refer to this paragraph.
No delay on the part of Rosenthal in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this guarantee, shall be deemed to be made by Rosenthal unless the same shall be in writing, duly signed on behalf of Rosenthal, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Rosenthal or the obligations of the undersigned to Rosenthal in any other respect or at any other time. The undersigned shall have no right (whether by contract or by operation of law) of subrogation, restitution, indemnification, reimbursement or any other or similar rights of a surety against the Obligor or any of its assets or property or any security held for any liabilities of the Obligor, and all such rights are hereby expressly waived until indefeasible payment in full of the Obligations.

2

This guarantee and the rights and obligations of Rosenthal and of the undersigned hereunder shall be governed and construed in accordance with the laws (other than the conflict of law rules)  of the State of New York; and this guarantee is binding upon the undersigned, his, her, their or its executors, administrators, successors or assigns, and shall inure to the benefit of Rosenthal, its successors or assigns. THE UNDERSIGNED AGREES AND DOES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT AGAINST THE UNDERSIGNED ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE, AND THE UNDERSIGNED HEREBY CONSENTS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR A DETERMINATION OF ANY DISPUTE AS TO ANY SUCH MATTERS AND AUTHORIZES THE SERVICE OF PROCESS ON THE UNDERSIGNED BY REGISTERED MAIL SENT TO THE UNDERSIGNED AT THE ADDRESS OF THE UNDERSIGNED HEREINBELOW SET FORTH.
Any acknowledgement, new promise, payment of principal or interest or other act by the Obligor and others, with respect to the Obligations, shall be deemed to be made as agent of the undersigned for the purposes hereof, and shall, if the statute of limitations in favor of the undersigned against Rosenthal shall have commenced to run, toll the running of such statute of limitations, and if such statute of limitations shall have expired, prevent the operation of such statute.
The undersigned, shall be jointly and severally liable with the Obligor and any other guarantor of the Obligations and the term "undersigned" wherever used herein shall mean the undersigned or any one or more of them. Notwithstanding that this guarantee may indicate that more than one Person (as defined in the Factoring Agreement) is to execute this guarantee, any Person signing this guarantee agrees to be bound hereby, whether or not any other Person signs this guarantee or any other guarantee of the Obligations at any time. The term "Rosenthal" includes any agent of Rosenthal acting for it.

ATTEST:
By:
Name:	Name:
Title:	Title:

STATE OF New York COUNTY OF New York

On the ___ day of July in the  year 2010 before me, the undersigned, personally appeared ______________, personally known to me or proved to me on the basis of satisfactory evidence to the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity on behalf of _____________________ and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

3

GENERAL SECURITY AGREEMENT

The undersigned __________________________ (“Debtor”) and ROSENTHAL & ROSENTHAL, INC. (“Secured Party”), with addresses as they appear with their signatures below, agree as follows:

In consideration of one or more loans, advances, or other financial accommodations at any time before, at or after the date hereof made or extended by Secured Party to Debtor, directly or indirectly, as principal, guarantor or otherwise, at the sole discretion of Secured Party in each instance, Debtor hereby grants to Secured Party a security interest in, and assigns to Secured Party, the Collateral described in Paragraph 1 to secure the payment, performance and observance of all  Obligations of Debtor to Secured Party (the “Obligations”) as defined in the Guaranty, dated July 7, 2010, executed by Debtor in favor of Secured Party with respect to SOUTHPEAK INTERACTIVE, L.L.C. (the “Guaranty”).

1.       The Collateral is described as follows and/or on Schedule A annexed thereto as part hereof and on any separate schedule at any time furnished by Debtor to Secured Party (which are hereby deemed part of this Security Agreement), which Collateral includes all attachments, accessions and equipment now or hereafter affixed to the Collateral or used in connection therewith, substitutions and replacements thereof, and (unless the description of the Collateral expressly excludes after acquired collateral), all items of the Collateral both now existing and hereafter acquired, created or arising, and all proceeds and products thereof, if any:

 All present and future accounts, instruments, documents, chattel paper, investment property, deposit accounts, letter of credit rights and general intangibles (including, without limitations, all tax refund claims and license fees),  now owned or hereafter acquired, and the goods represented  by any of the foregoing or described in copies of invoices delivered to secured party in connection with any of the foregoing; all returned, reclaimed or repossessed goods with respect to any of the foregoing; all rights and remedies of the debtor under or in connection with any of the foregoing; and all proceeds thereof (including, without limitation, insurance refund claims and all other insurance claims and proceeds);   all inventory now owned or hereafter acquired wheresoever located, presently existing or hereafter arising, and all additions and accessions thereto, including, without limitation, raw materials, work in process, finished merchandise and all wrapping, packing and shipping materials, all now owned or hereafter acquired chattel, paper, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, tradestyles, copyrights, copyright applications, rights to proceeds of letters of credit, letter of credit rights and all proceeds of any of the foregoing (including, without limitation, insurance refund claims and all other insurance claims and proceeds);  all machinery, equipment, furniture, fixtures, and chattel paper now owned or hereafter acquired  wheresoever located, including, without limitation, any and all parts, replacements, substitutions, improvements, accessories, attachments and additions thereto and therefor and the proceeds thereof (including, without limitation, insurance refund claims and all other insurance claims and proceeds)

2.       Debtor warrants, represents and covenants that: (a) the chief executive office of Debtor, the books and records relating to the Collateral and the Collateral, are located at the addresses set forth below and Debtor will not change any of the same without prior written notice to and consent of Secured Party; (b) the Collateral is and will be used in Debtor's business and not for personal, family, household or farming use; (c) at all times the Collateral will be owned by Debtor free and clear of all liens, security interests and encumbrances except as set forth on Schedule B, if any, annexed hereto as part hereof; (d) Debtor will not assign, sell mortgage, lease, transfer, pledge, grant a security interest in, encumber, or otherwise dispose of or abandon any part or all of the Collateral without prior written consent of Secured Party, except for the sale from time to time in the ordinary course of business of Debtor of such items of Collateral as may constitute part of the business inventory of Debtor; (e) Debtor will make payment or deposit when due of all taxes, assessments or contributions required by law which may be levied or assessed with respect to any of the Collateral, and will deliver to Secured Party, on demand, certificates attesting thereto; (f) Debtor will use the Collateral for lawful purposes only, with all reasonable care and caution and in conformity with all applicable laws, ordinances and regulations; (g) Debtor will keep the Collateral in first-class order, repair, running and marketable condition, at Debtor's own cost and expense; (h) Secured Party shall at all times have free access to and right of inspection of the Collateral and any records pertaining thereto (and the right to make extracts from and to receive from Debtor originals or true copies of such records and any papers and instruments relating to any or all of the Collateral upon request therefor); (i) the Collateral is now and shall remain personal property, and Debtor will not permit any of the Collateral to become a part of or affixed to real property without prior written notice to Secured Party and without first making all arrangements, and delivering to Secured Party all instruments and documents, requested by and satisfactory to Secured Party to protect the primary security interest granted herein against all persons; (j) Debtor, at its own expense, will insure the Collateral in the name of and with loss or damage payable to Secured Party, against loss or damage, by fire and extended coverage, theft, burglary, bodily injury and such other risks, with such companies and in such amounts, as is required by Secured Party at any time (all such policies providing 10 days minimum written notice of cancellation to Secured Party) and Debtor shall deliver to Secured Party the original or duplicate policies, or certificates or other evidence satisfactory to Secured Party of compliance with the foregoing insurance provisions and Debtor will promptly notify Secured Party of any loss or damage to any of the Collateral or arising from its use; (k) at its option, Secured Party may apply any insurance monies received at any time to the cost of repairs to the Collateral and/or to payment of any of the Obligations, whether or not due, in any order Secured Party may determine, any surplus (after payment of all costs, reasonable attorney's fees and disbursements) to be remitted to Debtor; (l) Debtor will, at its expense, perform all acts and execute all documents requested by Secured Party, at any time or otherwise necessary to evidence, perfect, maintain and enforce Secured Party's primary security interest in the Collateral; (m) Debtor assumes all responsibility and liability arising from the use of the Collateral; (n) upon request of Secured Party, at any time and from time to time, Debtor shall, at its sole cost and expense, execute and deliver to Secured Party one or more financing statements pursuant to the Uniform Commercial Code ("UCC") and any other papers, documents or instruments requested by Secured Party in connection with this Security Agreement, and Debtor hereby authorizes Secured Party to execute and file at any time or times, one or more financing statements with respect to all or any part of the Collateral, signed only by the Secured Party; (o) in its discretion, Secured Party may, whether or not an event of default has occurred or any of the Obligations be due, in its name or Debtor's or otherwise, notify any account debtor or obligor of any account, contract right, instrument, document, chattel paper or general intangibles included in the Collateral to make payment to Secured Party; (p) Secured Party, may in its sole discretion, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable by Secured Party with respect to, any of the Collateral, and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral all without notice to/or consent by Debtor and without otherwise discharging or affecting the Obligations or the security interest granted herein; (q) Secured Party may in its discretion, for the account and expense of Debtor, pay any amount or do any act required of Debtor hereunder or requested by Secured Party to preserve, protect, maintain or enforce the Obligations or the primary security interest granted herein, and which Debtor fails to do or pay; (r) Debtor will promptly pay Secured Party for any and all sums, costs, and expenses which Secured Party may pay or incur in defending, protecting or enforcing the primary security interest granted herein or in enforcing payment of the Obligations or otherwise in connection with the provisions hereof, including but not limited to all court costs, collection charges, travel, and reasonable attorney's fees, all of which, together with legal interest, shall be part of the Obligations; (s) whether or not an event of default has occurred, Secured Party, in its discretion, may transfer to or register in the name of Secured Party or its nominee all or any of the Collateral consisting of securities, and whether or not so transferred or registered, Secured Party shall be entitled to (i) receive all income and dividends thereon (including stock dividends and rights to subscribe) as a part of the Collateral, (ii) exchange any or all such Collateral upon the reorganization, recapitalization, or readjustment of any entity issuing such securities, (iii) vote such Collateral so transferred or registered, and (iv) exercise any or all power with respect thereto as if an absolute owner thereof; (t) at any time Secured Party may assign, transfer and deliver to any transferee of any of the Obligations, any or all of the Collateral, whereupon Secured Party shall be fully discharged from all responsibility and the transferee shall be vested with all powers and rights of Secured Party hereunder with respect thereto, but Secured Party shall retain all rights and powers with respect to any Collateral not assigned, transferred or delivered.

2

The occurrence of any one or more of the following events shall constitute an event of default ("Default") by Debtor under this Security Agreement: (a)  if an event occurs which would allow Secured Party to declare all Obligations due and payable by Debtor under the Guaranty;  (b) if Debtor or any obligor, maker, endorser, acceptor, surety or guarantor of, or any party to, any of the Obligations or the Collateral (the same, including Debtor, being collectively referred to herein as "Obligors") shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of, any Obligations or of this Security Agreement or the Collateral; (c) if any warranty, representation or statement of fact made to Secured Party at any time by or on behalf of Debtor is false or misleading in any material respect when made; (d) if there occurs any loss, theft, substantial damage to or destruction of any of the Collateral, or the making of any levy on, seizure, attachment or garnishment of any of the Collateral.

3

3.       Upon the occurrence of any Default and at any time thereafter, Secured Party  shall have the following rights and remedies (to the extent permitted by applicable law) in addition to all rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively or concurrently: (a) Secured Party may, at any time and from time to time, with or without judicial process and the aid and assistance of others, enter upon any premises in which any of the Collateral may be located and, without resistance or interference by Debtor, take possession of the Collateral; and/or dispose of any part or all of the Collateral on any premises of Debtor; and/or require Debtor to assemble and make available to Secured Party at the expense of Debtor any part or all of the Collateral at any place and time designated by Secured Party which is reasonably convenient to both parties; and/or remove any part or all of the Collateral from any premises on which any part may be located for the purpose of effecting sale or other disposition thereof (and if any of the Collateral consists of motor vehicles, Secured Party may use Debtor's license plates); and/or sell, resell, lease, assign and deliver, grant options for or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing, at public or private sale or proceedings, by one or more contracts, in one or more parcels, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit, and upon any terms, at such place(s) and time(s) and to such persons, firms or corporations as Secured Party deems best, all without demand for performance or any notice or advertisement whatsoever except that where an applicable statute requires reasonable notice of sale or other disposition Debtor hereby agrees that the sending of five days notice by ordinary mail, postage prepaid, to any address of Debtor set forth in this Security Agreement of the place and time of any public sale or of the time after which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof.  If any of the Collateral is sold by Secured Party upon credit or for future delivery, Secured Party shall not be liable for the failure of the purchaser to pay for same and in such event Secured Party may resell such collateral.  Secured Party may buy any part of all of the Collateral at any public sale and if any part or all of the Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed standard price quotations Secured Party may buy at private sale and may make payment therefor by any means.  Secured Party may apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling, leasing and the like, to reasonable attorney's fees and all legal expenses, travel and other expenses which may be incurred by Secured Party in attempting to collect the Obligations or enforce this Security Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Security Agreement; and then to the Obligations in such order and as to principal or interest as Secured Party may desire; and Debtor shall remain liable and will pay Secured Party on demand any deficiency remaining, including legal interest thereon and the balance of any expenses unpaid, with any surplus to be paid to Debtor, subject to any duty of Secured Party imposed by law to the holder of any subordinate security interest in the Collateral known to Secured Party.  Debtor recognizes that the Secured Party may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Debtor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall be deemed to have been made in a commercially reasonable manner; Secured Party has no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under the Securities Act of 1933; (b) Secured Party may appropriate, set off and apply to the payment of any or all of the Obligations, any and all balances, sums, property, claims, credits, deposits, accounts, reserves, collections, drafts, notes, or other items or proceeds of the Collateral in or coming into the possession of Secured Party or its agents and belonging or owing to Debtor, without notice to Debtor, and in such manner as Secured Party may in its discretion determine; (c) any of the proceeds of the Collateral received by Debtor shall not be commingled with other property of Debtor, but shall be segregated, held by the Debtor in trust as the exclusive property of Secured Party, and Debtor will immediately deliver to Secured Party the identical checks, monies, or other proceeds of Collateral received.

4.       To effectuate the terms and provisions hereof, Debtor hereby designates and appoints Secured Party and its designees or agents as attorney-in-fact of Debtor, irrevocably and with power of substitution, with authority to receive, open and dispose of all mail addressed to Debtor, to notify the Post Office authorities to change the address for delivery of mail addressed to Debtor to such address as Secured Party may designate; to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders or other evidences of payment or proceeds of the Collateral that my come into Secured Party's possession; to sign the name of Debtor on any invoices, documents, drafts against and notices to account debtors of Debtor, assignments and requests for verification of accounts; to execute proofs of claim and loss; to execute any endorsements, assignments, or other instruments of conveyance or transfer, to adjust and compromise any claims under insurance policies; to execute releases; and to do all other acts and things necessary and advisable in the sole discretion of Secured Party to carry out and enforce this Security Agreement.  All acts of said attorney or designee are hereby ratified and approved and said attorney or designee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law.  This power of attorney being coupled with an interest is irrevocable while any of the Obligations shall remain unpaid.

4

5.       Under no circumstances shall Secured Party be deemed to assume any responsibility for or obligation or duty with respect to any part or all of the Collateral, of any nature or kind, or any matter or proceedings arising out of or relating thereto, but the same shall be at the Debtor's sole risk at all times.  Secured Party shall not be required to take any action of any kind to collect, preserve, or protect its or Debtor's rights in the Collateral or against other parties thereto.  Debtor hereby releases Secured Party from any claims, causes of action and demands at any time arising out of or with respect to this Security Agreement, the Obligations, the use of the Collateral and/or any actions taken or omitted to be taken by Secured Party with respect thereto, and Debtor hereby agrees to hold Secured Party harmless from and with respect to any and all such claims, causes of action and demands.  Secured Party's prior recourse to any part or all of the Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations.  No act, failure or delay by Secured Party shall constitute a waiver of its rights and remedies hereunder or otherwise.  No single or partial waiver by the Secured Party of any default, or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or the same default, right or remedy on a future occasion.  DEBTOR HEREBY WAIVES PRESENTMENT, NOTICE OF DISHONOR AND PROTEST OF ALL INSTRUMENTS INCLUDED IN OR EVIDENCING ANY OF THE OBLIGATIONS OR THE COLLATERAL, AND ANY AND ALL OTHER NOTICES AND DEMANDS WHATSOEVER (EXCEPT AS EXPRESSLY PROVIDED HEREIN).  IN THE EVENT OF ANY LITIGATION, WITH RESPECT TO ANY MATTER CONNECTED WITH THIS SECURITY AGREEMENT, THE OBLIGATIONS OR THE COLLATERAL, DEBTOR HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY AND ALL DEFENSES, RIGHTS OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS OF ANY NATURE.  DEBTOR HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF ANY FEDERAL COURT LOCATED IN SUCH STATE IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE OBLIGATIONS, THIS SECURITY AGREEMENT OR THE COLLATERAL, OR ANY DOCUMENT OR INSTRUMENT DELIVERED WITH RESPECT TO ANY OF THE OBLIGATIONS.  DEBTOR HEREBY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREES THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO DEBTOR AT ITS CHIEF EXECUTIVE OFFICE SET FORTH BELOW, OR AT SUCH OTHER ADDRESS AS DEBTOR MAY DESIGNATE BY WRITTEN NOTIFICATION BY CERTIFIED OR REGISTERED MAIL DIRECTED TO AND RECEIVED BY SECURED PARTY AT ITS OFFICE SET FORTH IN THE FINANCING STATEMENTS FILED HEREUNDER (OR IF NO SUCH FINANCING STATEMENTS HAVE BEEN FILED, AT THE OFFICE OF SECURED PARTY AT WHICH IS LOCATED THE OFFICER IN DIRECT SUPERVISION OF THE WITHIN SECURITY INTEREST).  The Debtor so served shall appear or answer to such summons, complaint or other process within thirty days after the mailing thereof.  Should the Debtor so served fail to appear or answer within said thirty-day period, such Debtor shall be deemed in default and judgment may be entered by Secured Party against such Debtor for the amount or such other relief as may be demanded in any summons, complaint or other process so served.  In the alternative, in its discretion Secured Party may effect service upon Debtor in any other form or manner permitted.  No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Security Agreement and to the provision so modified or limited and executed by the party to be charged.  Debtor, if more than one, shall be jointly and severally liable hereunder.  The execution and delivery of this Security Agreement has been authorized by the Board(s) of Directors of Debtor and by any necessary vote or consent of stockholders of Debtor (if a corporation).  This Security Agreement and all Obligations shall be binding upon the heirs, executors, administrators, successors, or assigns of Debtor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, its successors, endorsees and assigns.  This Security Agreement and the Obligations shall be governed in all respects by the laws of the State of New York.  If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.  Secured Party is authorized to annex hereto any schedules referred to herein.  Debtor acknowledges receipt of a copy of this Security Agreement.  All terms used herein shall have the meanings as defined in the New York Uniform Commercial Code.

5

 IN WITNESS WHEREOF, Debtor has caused this Agreement to be executed by its corporate officers thereto duly authorized as of this July 12, 2010.

By:
Title:

Address:

6

WAIVER AND FORBEARANCE AGREEMENT

This Waiver and Forbearance Agreement (the “Agreement”) is made and entered into, effective as of February __, 2011 (the “Effective Date”), by and among SouthPeak Interactive Corporation, Inc., a Delaware corporation (the “Company”), and the note holder listed on the signature page hereto (the “Holder”).  Unless otherwise specified herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Notes.

RECITALS

A.           The Holder is the holder of that certain Senior secured convertible notes, dated July 19, 2010 and September 1, 2010, respectively (collectively, the “Note”), pursuant to which the Company is required to pay the Holder Interest on December 31, 2010 (the “December Interest Date”); and

B.           The Company has failed to pay such Interest and the Holder is willing to forebear from exercising its remedies with respect thereto and to extend the December Interest Date to March 15, 2011, on the terms and conditions hereinafter provided.

In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Extension of Maturity Date.  As of the Effective Date, notwithstanding any provision of the Note to the contrary, the parties hereto hereby agree to extend the December Interest Date from December 31, 2010 to March 15, 2011 (the period from December 31, 2010 to March 15, 2011, inclusive, the “Extension Period”). Pursuant to Section (2) of the Note, the Interest Rate shall increase to fifteen percent (15.0%)(the “Increased Interest Rate”) during the Extension Period.

2.           Waiver.

2.1           As of the Effective Date, the Holder hereby agrees that, during the Extension Period: (i) the Holder hereby waives its right of redemption of the Note under Section 4(b) of the Notes and any other remedy, in each case, that may be available under the Note or otherwise with respect to the Company’s failure to have paid the required Interest on the Note on the December Interest Date; and (ii) the Holder hereby agrees to forbear from taking any such actions or exercising any of such remedies during the Extension Period.

2.2           This Agreement will expire immediately upon the earlier of (a) March 15, 2011 and (b) the date on which the Company files a voluntary petition or has filed against it an involuntary petition under any chapter of title 11, U.S.C.

2.3           Except as provided herein, the Holder reserves the right, in its discretion, to exercise any or all rights or remedies under the Notes, applicable law and otherwise as a result of any Event of Default that may occur after the date hereof, and the Holder has not waived any of such rights or remedies.

3.           Miscellaneous.

3.1           Governing Law; Jurisdiction; Jury Trial.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

3.2           Amendments.  Except as specifically provided herein, the Note shall remain unchanged and in full force and effect.

3.3           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement; provided that a facsimile signature and a signature delivered electronically (including by delivery via electronic mail of a signature page in “pdf” format) shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

[Signature pages follow]

2

IN WITNESS WHEREOF, the Holder and the Company have duly executed this Agreement as of the date first written above.

COMPANY:

SOUTHPEAK INTERACTIVE CORPORATION

By:
Name:
Title:

HOLDER:

[Signature Page to Waiver and Forbearance Agreement]

Exhibit 31.1
CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Melanie Mroz, certify that:

     1. I have reviewed this Quarterly Report on Form 10-Q of SouthPeak Interactive Corporation;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 17, 2011

/s/ Melanie Mroz
Melanie Mroz
Chief Executive Officer and President

Exhibit 31.2
CERTIFICATION OF CHIEF FINANCIAL SENIOR COST ACCOUNTANT
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, James Huyck, certify that:

     1. I have reviewed this Quarterly Report on Form 10-Q of SouthPeak Interactive Corporation;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 17, 2011

/s/ James Huyck
James Huyck
Senior Cost Accountant

Exhibit 32.1
CERTIFICATIONS OF
CHIEF EXECUTIVE OFFICER AND SENIOR COST ACCOUNTANT
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of SouthPeak Interactive Corporation (the “Company”) on Form 10-Q for the quarterly period ended December 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Melanie Mroz, Chief Executive Officer and President of the Company and James Huyck, Senior Cost Accountant of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to our best knowledge:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 17, 2011

/s/ Melanie Mroz
Melanie Mroz
President and Chief Executive Officer

/s/ James Huyck
James Huyck
Senior Cost Accountant